Filed Pursuant to Rule 424(b)(3)
Registration No. 333-294900

PROSPECTUS

Up to 4,778,491 Shares of Common Stock

This prospectus relates to the resale from time to time of up to (i) 4,723,678 shares of common stock, par value $0.0001 per share, of LB Pharmaceuticals Inc, or Common Stock, by certain selling stockholders with whom we have entered into a securities purchase agreement and registration rights agreement pursuant to a private placement in February 2026, including their pledgees, assignees, donees, transferees or their respective successors-in-interest, or the PIPE Selling Stockholders, which consist of 3,306,571 outstanding shares of our Common Stock held by the PIPE Selling Stockholders and 1,417,107 shares of our Common Stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our Common Stock held by the PIPE Selling Stockholders and (ii) 54,813 shares of our Common Stock held by Maxim Partners LLC, or Maxim, which were issued to Maxim in March 2026 upon exercise of warrants issued to Maxim in August 2023. The PIPE Selling Stockholders and Maxim are collectively referred to herein as the “Selling Stockholders”.

We will not receive any proceeds from the sale of the shares of the Common Stock covered by this prospectus, or the Shares, offered by this prospectus, except the exercise price of $0.0001 per share of any of the pre-funded warrants exercised for cash.

Sales of the Shares by the Selling Stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may sell the Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the Shares, or both.

We are paying the cost of registering the Shares as well as various related expenses. The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their Shares. See “Plan of Distribution” for more information about how the Selling Stockholders may sell or dispose of their Shares.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “LBRX.” On April 2, 2026, the last reported sale price of our Common Stock was $25.69 per share.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and have elected to comply with certain reduced public company reporting requirements for this prospectus.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2026

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference to exhibits to the registration statement of which this prospectus forms a part and any applicable prospectus supplement or amendment. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents filed as exhibits to the registration statement of which this prospectus forms a part, our business, financial condition, results of operations and prospects may have changed.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the Shares offered by them described in this prospectus.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or free writing prospectus to add information to, or update or change information contained or incorporated by reference in, this prospectus. You should read this prospectus, any applicable prospectus supplement or free writing prospectus, including the documents we incorporate herein and therein by reference, together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

In this prospectus, references to “LB Pharmaceuticals,” the “Company,” the “registrant,” “we,” “us,” and “our” refer to LB Pharmaceuticals Inc. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context requires otherwise.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical fact, including statements regarding our plans, objectives, goals, strategies, future events, future revenues or performance, financing needs, plans, or intentions relating to product candidates and markets and business trends are forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “predict,” “project,” “shall,” “should,” “target,” “will,” or “would,” or the negative of these words or other similar terms or expressions.

These statements involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•

the initiation, timing, progress, potential registrational quality, and results of our research and development programs, preclinical studies, any clinical trials, Investigational New Drug, or IND, and other regulatory submissions;

•	the ability of our approach to reproducibly predict treatment outcomes for LB-102 amongst identified patient populations and achieve clinical success;

•	the timing of and costs involved in obtaining and maintaining regulatory approval of LB-102 and any future product candidates that we may identify or develop;

•	the beneficial characteristics, including potential safety, efficacy, and therapeutic effects, of LB-102;

•

our ability to efficiently and cost-effectively conduct our current and future clinical trials, including our plan to incorporate improvements to enhance commercial scalability of our drug product manufacturing;

•	our ability to obtain funding for our operations necessary to complete further development and commercialization of LB-102, if approved;

•

our ability to maintain existing, and establish new, strategic collaborations, licensing, or other arrangements, including our ability to comply with our financial obligations pursuant to the terms of such agreements;

•	the timing and likelihood of the achievement of milestones pursuant to our existing collaboration and licensing agreements;

•	our ability to identify and develop LB-102 for treatment of additional indications;

•	the performance of our third-party service providers, including our suppliers and manufacturers;

•	the ability of our third-party manufacturers to increase the scale of its production of our product candidate, and/or increase the product yield of its manufacturing;

•	the rate and degree of market acceptance and clinical utility for LB-102 and any other product candidates we may develop;

•	the effects of competition with respect to LB-102 or any of our future product candidates, as well as innovations by current and future competitors in our industry;

•	our estimates regarding the potential market opportunities and the number of patients for LB-102 and any future product candidates, if approved for commercial use;

•	the implementation of our strategic plans for our business, LB-102, and any future product candidates we may develop;

•

our intellectual property position, including the scope of protection we are able to establish, maintain, defend and enforce for intellectual property rights covering LB-102 and any future product candidates we may develop;

•	our ability to attract and retain key scientific or management personnel;

•	regulatory and legal developments in the United States and foreign countries;

•	our ability to attract and retain employees and collaborators with development, regulatory, and commercialization expertise;

•	the accuracy of our estimates regarding future expenses, future revenue, capital requirements, and need for additional financing;

•	the period over which we estimate our existing cash, cash equivalents and marketable securities will be sufficient to fund our future operating expenses and capital expenditure requirements; and

•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act.

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We discuss many of the risks associated with the forward-looking statements contained or incorporated by reference in this prospectus in greater detail under the heading “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents we incorporate herein by reference and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, along with our financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in or incorporated herein by reference. Unless the context otherwise requires, we use the terms “LB Pharmaceuticals,” “Company,” “we,” “us” and “our” in this prospectus to refer to LB Pharmaceuticals Inc.

Overview

We are a late-stage biopharmaceutical company developing novel therapies for the treatment of a wide range of neuropsychiatric disorders including schizophrenia, bipolar depression, adjunctive treatment of major depressive disorder and other diseases. We are building a pipeline that leverages the broad therapeutic potential of our lead product candidate, LB-102, which we believe has the potential to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. LB-102 is currently in late-stage clinical development for schizophrenia and bipolar depression. We are also planning to conduct a Phase 2 clinical trial evaluating LB-102 as an adjunctive treatment in major depressive disorder, or MDD. LB-102 is a new chemical entity and a methylated derivative of amisulpride, a second-generation antipsychotic drug approved in over 50 countries, not including the United States, because the development and regulatory requirements of the U.S. Food and Drug Administration, or FDA, for amisulpride were incompatible with patent coverage on the drug. Amisulpride is a generic drug that has been extensively used in clinical practice following its initial approval in France in the 1980s, generating at least two million monthly prescriptions in 2023 in a subset of 16 continental European countries. Among these European prescriptions for amisulpride, our data suggest that approximately 60% are for schizophrenia and schizoaffective disorders, approximately 20% are for mood disorders, approximately 14% are for anxiety, and the remainder are for a variety of other indications.

We designed LB-102 to address the limitations of amisulpride with the aim to create a product candidate with the potential for a differentiated therapeutic profile and strong intellectual property protection. We believe LB-102’s mechanism of action, data from our recently completed Phase 2 trial (NOVA-1) of LB-102 in acute schizophrenia, and the heritage of clinical experience with amisulpride support the continued development of LB-102 in both psychosis and mood disorders. In the future, additional expansion opportunities for LB-102 may include predominantly negative symptoms of schizophrenia, Alzheimer’s disease psychosis and agitation, as well as other neuropsychiatric diseases. We believe that LB-102, if approved, can become a mainstay of psychiatric practice by offering a potentially attractive alternative to branded and generic therapeutics for the treatment of schizophrenia, bipolar depression, adjunctive MDD and other neuropsychiatric diseases, given the compelling balance of clinical activity and tolerability observed to date.

The U.S. market for branded antipsychotic drugs was approximately $12 billion as of 2024. Antipsychotics that have expanded beyond schizophrenia and into mood disorder indications have realized substantial increases in revenue. Despite the widespread use of generic antipsychotic drugs, several of these branded drugs each generate U.S. sales in excess of $1 billion annually. Additionally, while available therapeutics to treat schizophrenia, bipolar depression, and MDD demonstrate clinical benefit, a significant unmet need remains for a treatment that delivers a more favorable risk–benefit profile by balancing tolerability with rapid onset and sustained, clinically meaningful efficacy with once-daily dosing. This includes addressing persistent residual symptoms—across both psychosis and mood disorders—that continue to impair functioning despite available therapies, underscoring the opportunity for improvement in the management of these conditions.

Our current pipeline is summarized below:

*	Subject to positive Phase 3 data.

Private Placement

On February 4, 2026, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with the PIPE Selling Stockholders pursuant to we agreed to issue and sell to the PIPE Selling Stockholders an aggregate of (i) 3,306,571 shares of Common Stock and (ii) pre-funded warrants, or the Pre-Funded Warrants, to purchase up to 1,417,107 shares of Common Stock, or Warrant Shares. Each Share was offered and sold at a purchase price of $21.17 before deducting underwriting discounts and commissions and each Pre-Funded Warrant was offered and sold at a purchase price of $21.1699, which is equal to the purchase price per Share less the $0.0001 exercise price of each Pre-Funded Warrant, before deducting underwriting discounts and commissions. Each Pre-Funded Warrant has an initial exercise price per share of $0.0001, subject to certain adjustments. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants do not expire.

Under the terms of the Pre-Funded Warrants, we may not effect the exercise of any Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any Pre-Funded Warrant (i) if immediately prior to the exercise, a holder (together with its affiliates), beneficially owns an aggregate number of shares of Common Stock greater than 4.99% or 9.99%, as applicable, or Maximum Percentage, of the total number of issued and outstanding shares of our Common Stock without taking into account any Warrant Shares, or (ii) to the extent that immediately following the exercise, the holder (together with its affiliates) would beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of such shares of Common Stock, which such percentage may be changed at the holder’s election to a higher or lower percentage not in excess of 19.99% upon 61 days’ notice to us.

In connection with the Private Placement, we entered into a Registration Rights Agreement, dated February 4, 2026, or the Registration Rights Agreement, with the PIPE Selling Stockholders, pursuant to which we are obligated to prepare and file with the SEC a registration statement to register for resale of the Shares and the Warrant Shares within 60 days of the closing date of the Private Placement and to use our reasonable best efforts to have the registration statement declared effective as soon as possible, but no later than 90 days after the initial filing date of the registration statement, subject to extension under the terms of the Registration Rights Agreement. We also agreed to use reasonable best efforts to keep such registration statement effective until the earlier of the date the Shares and the Warrant Shares covered by such registration statement have been sold or may be resold pursuant to Rule 144 without restriction.

Maxim Warrants

In August 2023, we issued warrants to Maxim Group LLC to purchase 54,813 shares of our common stock at an exercise price per share of $0.28, subject to adjustment as set forth in the warrant, or the Maxim Warrants, which are currently held by Maxim. In March 2026, we issued 54,813 shares of Common Stock to Maxim upon exercise of the Maxim Warrants. The Maxim Warrants had certain demand and piggyback registration rights.

Corporate Information and Trademarks

LB Pharmaceuticals Inc was incorporated under the laws of the State of Delaware in September 2015. Our principal executive office is located at One Pennsylvania Plaza, Suite 1025, New York, NY 10119. Our telephone number is (212) 605-0300. Our website address is https://lbpharma.us. Information contained in, or accessible through, our website does not constitute a part of, and is not incorporated into, this prospectus.

The LB Pharmaceuticals logo, the name LB Pharmaceuticals, and other trademarks of LB Pharmaceuticals Inc appearing in this prospectus are the property of LB Pharmaceuticals Inc. Solely for convenience, trade names, trademarks, and service marks contained in this prospectus may appear without the “®” or “™” symbols. Such references are not intended to indicate, in any way, that the respective owners will not assert, to the fullest extent possible under applicable law, their rights to those trade names, trademarks, and service marks.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, and we may remain an emerging growth company for up to five years following our initial public offering, or IPO. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we are not subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies; however, we may adopt certain new or revised accounting standards early. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have $1.235 billion or more in annual revenue; (ii) the date on which we first qualify as a large accelerated filer under the rules of the SEC; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of our IPO.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year, and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

THE OFFERING

Common Stock Offered by the Selling Stockholders	Up to 4,778,491 shares.

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock covered by this prospectus, except with respect to amounts received by us due to the exercise of Pre-Funded Warrants.

Risk Factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 8.

Nasdaq Trading Symbol	LBRX

For additional information concerning the offering, see “Plan of Distribution” beginning on page 61.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any prospectus supplement hereto or any related free writing prospectus, before deciding to invest in our common stock. If any of the events or developments described therein were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described therein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit the Selling Stockholders to resell the Shares, as described in the section below titled “Selling Stockholder”.

The Selling Stockholder will receive all of the net proceeds from any sales of the Shares sold pursuant to this prospectus. We will not receive any proceeds from the resale of any Shares offered by this prospectus by the Selling Stockholder. Upon any exercise of the Pre-Funded Warrants for cash, the applicable Selling Stockholder would pay us the nominal $0.0001 per share exercise price set forth in the Pre-Funded Warrants.

We, and not the Selling Stockholder, will pay the costs, expenses and fees in connection with the registration of the Shares covered by this prospectus, but the Selling Stockholder will pay all discounts, commissions or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the Shares.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to support our operations and finance the growth and development of our business. We have no present intention to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions (including any restrictions in our then-existing debt arrangements), business prospects, and other factors our board of directors may deem relevant, and subject to the restrictions contained in any future financing instruments.

MANAGEMENT

The following table sets forth information about our executive officers, directors, and certain key employees as of December 31, 2025.

Name	Age	Position(s)
Executive Officers
Heather Turner	52	Chief Executive Officer
Gad Soffer	49	Chief Operating and Business Officer
Anna Eramo, M.D.	51	Chief Medical Officer
Kaya Pai Panandiker	49	Chief Commercial Officer
Marc Panoff	55	Senior Vice President, Finance
Richard Silva	58	Senior Vice President, Technical Operations

Non-Employee Directors
Scott Garland(1)(2)	57	Chairman of the Board of Directors
Rebecca Luse(3)	41	Director
Ran Nussbaum(3)	52	Director
Zachary Prensky(3)	52	Director
Robert R. Ruffolo, Jr., Ph.D., D.Sc.(h), D.Eng.(h), F.C.P.P.(1)	75	Director
Rekha Hemrajani(1)(2)(5)	56	Director
William Kane(2)(5)	63	Director
Robert A. Lenz, M.D., Ph.D. (3)	55	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Heather Turner has served as our Chief Executive Officer and director since November 2024. Prior to joining us, Ms. Turner was President and Chief Executive Officer of Carmot Therapeutics Inc. (acquired by Roche) from January 2023 to June 2024 and Chief Operating Officer from September 2022 to December 2022. Prior to Carmot, Ms. Turner served as Chief General Counsel and Secretary at Lyell Immunopharma, Inc. from April 2019 to May 2022. Prior to Lyell, Ms. Turner served as Executive Vice President, General Counsel and Secretary of Sangamo Therapeutics, Inc., a publicly traded gene therapy and gene editing company, from February 2018 to March 2019, and served as Executive Vice President, General Counsel and Head of Portfolio Strategy at Atara Biotherapeutics, Inc., a publicly-traded allogeneic cell therapy company, from July 2015 to February 2018. Prior to that, Ms. Turner served as General Counsel and Secretary at Orexigen Therapeutics, Inc. a publicly-traded company focused on metabolic diseases, from June 2007 to June 2015. Ms. Turner started her career at Cooley LLP as a corporate securities associate. Ms. Turner received her J.D. from UCLA School of Law and her B.A. in Environmental Studies from the University of California, Santa Barbara. Ms. Turner has served as the chair of the board of directors of Avalyn Pharma Inc., a clinical-stage biotech company, since November 2024 and as a member of the board of directors of Terns Pharmaceuticals, Inc., a publicly traded clinical-stage biopharmaceutical company, since November 2024. Our board of directors believes that Ms. Turner’s extensive experience as an executive and director of companies in the biopharmaceutical industry provides her with the qualifications to serve on our board of directors.

Gad Soffer has served as our Chief Business Officer since February 2025 and as our Chief Operating and Business Officer since March 2026. Mr. Soffer has also served as a consultant and director of General Metabolics LLC since 2023. From 2021 to 2023, Mr. Soffer created and managed a family investment vehicle that focused on investing in the biotechnology and pharmaceutical sectors. Prior to that, Mr. Soffer served as Chief Executive

Officer of Consonance-HFW Acquisition Corp. from November 2020 to June 2021. Prior to that, Mr. Soffer served as Chief Operating Officer at Rheos Medicines, Inc. from October 2018 to June 2020. Prior to that, he served as Executive Vice President and Chief Strategy Officer at Atara Biotherapeutics, Inc. from October 2016 to September 2018 and served as Chief Operating Officer from March 2013 through October 2016. From August 2008 to March 2013, he held various roles in Business Development and served as Global Project Leader for Abraxane at Celgene Corporation. From June 2000 to June 2001 and from April 2004 to April 2006, Mr. Soffer was a healthcare consultant with Easton Associates LLC. He received an A.B. from Harvard University, an M.S. from Columbia University and an M.B.A. from Harvard Business School.

Anna Eramo, M.D. has served as our Chief Medical Officer since September 2020. Prior to joining us, Dr. Eramo served various roles with increased responsibilities at Lundbeck A/S from 2017 to 2020, where she led U.S. clinical and medical affairs with primary responsibilities extending across its entire U.S. neurology and psychiatric portfolio of products, including brexpiprazole, vortioxetine, and Abilify Maintena. Dr. Eramo holds both an academic degree in Medicine and a specialty degree in Psychiatry and Psychotherapy from the University Medical School of Naples, Italy.

Kaya Pai Panandiker has served as our Chief Commercial Officer since November 2025. Prior to joining us, Ms. Pai Panandiker served as the Chief Commercial Officer of Neumora Therapeutics, Inc. from January 2024 to February 2025. Prior to that, Ms. Pai Panandiker served as Head of Commercial at Cerevel Therapeutics Holdings, Inc. from September 2021 to September 2023 and General Manager, Neuroscience at H. Lundbeck A/S from 2019 to 2021. Ms. Pai Panandiker received a B.A. from the University of Wisconsin-Madison and earned her Master’s degree in Public Policy from the University of Chicago.

Marc Panoff has served as our Senior Vice President, Finance since June 2024 and previously served as our Chief Financial Officer from March 2016 to May 2024. Immediately prior to joining us, Mr. Panoff served as an independent consultant to several companies. From 2013 to 2015, Mr. Panoff served as Chief Financial Officer at Retrophin, Inc. From 2006 to 2012, Mr. Panoff served as Chief Financial Officer, Treasurer and Secretary of Neurologix, Inc. From 2004 to 2006, Mr. Panoff served as Chief Financial Officer of Nephros, Inc., a publicly traded medical device developer. Mr. Panoff has served on the board of directors of Little Bear Pharmaceuticals, Inc. since February 2025. Mr. Panoff received his Bachelor of Science degree in Business Administration from Washington University in St. Louis and his master’s degree in Business Administration from Arizona State University. He is also a Certified Public Accountant in New York State (inactive).

Richard Silva, Ph.D. has served as our Senior Vice President of Technical Operations since February 2025. Prior to joining us, Dr. Silva was Senior Vice President of Pharmaceutical Sciences at Carmot Therapeutics Inc. (acquired by Roche) from April 2023 to July 2024. Prior to that, Dr. Silva served as Vice President Technical Operations, Development and Manufacturing at Epizyme, Inc. (acquired by Ipsen) from March 2020 to April 2023. Prior to Epizyme, Dr. Silva was Senior Director at Kaleido Biosciences from March 2019 to February 2020, and prior to that he served as Senior Director of Chemical Process Development at ImmunoGen, Inc. from July 2015 to March 2019. Dr. Silva holds a Ph.D. in Synthetic Organic Chemistry from Dartmouth College and a B.S. in Chemistry from the University of Massachusetts.

Non-Employee Directors

Scott Garland has served as Chairman of our board of directors since February 2024. Since September 2023, Mr. Garland has been an advisor at Google Ventures. Mr. Garland was the Chief Executive Officer of PACT Pharma, Inc., an immuno-oncology company focused on developing neoantigen targeted T-cell therapies for solid tumors from 2021 to 2023. Prior to PACT Pharma, Inc., Mr. Garland served as President and Chief Executive Officer of Portola Pharmaceuticals, Inc. from 2018 to 2020, where he led the company through the commercial launch of Andexxa and acquisition by Alexion Pharmaceuticals, Inc. Before joining Portola Pharmaceuticals, Inc., Mr. Garland was at Relypsa Inc. from 2014 to 2018, where he served as Chief Commercial Officer, and then as President of the U.S. organization after Relypsa Inc.’s acquisition by Vifor Pharma AG. Prior to Relypsa Inc.,

Mr. Garland was Chief Commercial Officer at Exelixis, Inc. from 2011 to 2014. Mr. Garland has held numerous other commercial leadership roles at Genentech, Inc., Amgen Inc., Merck & Co., Inc., including leading the commercial franchises for two multi-billion-dollar therapies—Avastin and Rituxan. He also serves as a board member for ALX Oncology Inc., a biopharmaceutical company, since November 2022, and Day One Biopharmaceuticals, Inc., a biopharmaceutical company, since August 2021, and Olema Pharmaceuticals, Inc., a biopharmaceutical company, since October 2023. Mr. Garland served on the Board of Directors for Karyopharm Therapeutics Inc., a biotechnology company, from 2014 to 2020 and on the Board of Directors of Calithera Biosciences, Inc. from 2020 to 2023. Mr. Garland received a Bachelor of Science degree from California Polytechnic State University-San Luis Obispo and a master’s degree in Business Administration from the Fuqua School of Business at Duke University. Our board of directors believes that Mr. Garland’s extensive leadership experience in the healthcare industry and his service as a public company director qualify him to serve on our board of directors.

Rebecca Luse has served as a member of our board of directors since August 2023. Since January 2021, Ms. Luse has served as Managing Director of Deep Track Capital. Ms. Luse previously served as Principal of New Leaf Venture Partners. Previously, she worked on the sell side at both Jefferies and Piper Jaffray, covering biotechnology and specialty pharmaceuticals companies. Ms. Luse started her career as an investment banking analyst in the health care group of Bank of America and as a venture capital associate at Bay City Capital. Rebecca earned a Bachelor of Science in Biochemistry and Mathematics from Indiana University. Our board of directors believes Ms. Luse’s financial expertise and investment experience in the life sciences industry provides her with the qualifications to serve on our board of directors.

Ran Nussbaum has served as a member of our board of directors since August 2023. Since 2004, Mr. Nussbaum has served as a Managing Partner and the Co-Founder of Pontifax. He also serves as a board member on many of Pontifax’s portfolio companies. He currently serves as a director of Lutris Pharma Ltd since May 2016, Kamari Pharma Ltd since April 2021, Indapta Therapeutics Inc. since April 2022, and Graviton Bioscience Corp since December 2022. Mr. Nussbaum previously served as a director of Keros Therapeutics, Urogen Pharma Ltd., ArQule, Inc. (acquired by Merck & Co., Inc.), BioBlast Pharma Ltd., Eloxx Pharmaceuticals Ltd., Prevail Therapeutics Inc., VBI Vaccines Inc. and Kite Pharma, Inc. until its acquisition by Gilead Sciences, Inc. Our board of directors believes Mr. Nussbaum’s financial expertise and experience serving on the boards of directors of other public companies qualify him to serve on our board of directors.

Zachary Prensky is our Co-Founder, has served as a member of our board of directors since September 2015 and served as our Chief Executive Officer from September 2015 to November 2024. Prior to joining us, Mr. Prensky managed both Little Bear Investments and The Kybartai Trust, a family office with a heavy focus on investing in the biotechnology and pharmaceutical sectors, from 1998 to 2015. Since February 2025, Mr. Prensky has served as the Chief Executive Officer and member of the board of directors of Little Bear Pharmaceuticals, Inc. Mr. Prensky attended Yeshiva University. Our board of directors believes that Mr. Prensky’s experience as our Co-Founder and former Chief Executive Officer, as well as his expertise in the field of neuroscience, qualify him to serve on our board of directors.

Robert R. Ruffolo, Jr., Ph.D., D.Sc., D.Eng., F.C.P.P. has served as a member of our board of directors since July 2019. He served as the President of Research and Development and as the Corporate Senior Vice President of Wyeth Pharmaceuticals, Inc. from 2002 through 2008. In these roles, he managed an R&D organization of 9,000 scientists with an annual budget in excess of $3 billion. From 2000 to 2002 he served as an Executive Vice President at Wyeth Pharmaceuticals, Inc., where he was responsible for Pharmaceutical Research and Development. Prior to joining Wyeth Pharmaceuticals, Inc., Dr. Ruffolo spent 17 years at SmithKline Beecham Pharmaceuticals plc (now GlaxoSmithKline plc) where he was Senior Vice President and Director of Biological Sciences, Worldwide from 1984 to 2000. Before joining SmithKline Beecham Pharmaceuticals plc, Dr. Ruffolo spent six years at Eli Lilly and Company from 1978 to 1984 where he was Chairman of the Cardiovascular Research Committee. Dr. Ruffolo currently serves on the boards of directors of Elicio Therapeutics, Inc. and several private companies. He received his B.S. in Pharmacy from The Ohio State University and his Ph.D. in

Pharmacology from The Ohio State University. Our board of directors believes that Dr. Ruffolo’s extensive leadership experience in the healthcare industry and his service as a public company director qualify him to serve on our board of directors.

Rekha Hemrajani has served as a member of our board of directors since September 2025. Ms. Hemrajani has served as a member of the board of directors of ALX Oncology Holdings Inc. since April 2020, MaxCyte, Inc. since June 2021, and BioAge Labs since August of 2021. Ms. Hemrajani served as Chief Executive Officer and Director of Jiya Acquisition Corporation from August 2020 to November 2022. She previously served as President, Chief Executive Officer & Director of Aravive, Inc., a clinical-stage biotechnology company, from January 2020 to April 2020. From March 2019 to September 2019, Ms. Hemrajani served as the Chief Operating Officer and Chief Financial Officer of Arcus Biosciences, a biotechnology company. From March 2016 to March 2019, she served as Chief Operating Officer of RAPT Therapeutics, Inc., a biotechnology company. From February 2015 to March 2016, Ms. Hemrajani served as Chief Financial Officer and Senior Vice President of Business and Financial Operations at Sagimet Biosciences, Inc., a biotechnology company. From November 2013 to January 2015, Ms. Hemrajani advised privately held companies on strategic corporate development and financing activities at Ravinia Consulting, a consulting firm she founded. She previously served as a director of Adverum Biotechnologies, Inc., Aravive, Inc. and Jiya Acquisition Corp. Ms. Hemrajani holds a B.S. in Economics and Computer Science from the University of Michigan and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. Our board of directors believes that Ms. Hemrajani’s extensive leadership experience in the healthcare industry and her service as a public company director qualify her to serve on our board of directors.

William Kane has served as a member of our board of directors since September 2025. Mr. Kane currently serves as President and CEO of Uniquity Bio, Inc. and has previously served as President and Chief Commercial Officer of Anthos Therapeutics, Inc. from October 2024 to April 2025. Previously, he served as the Chief Commercial Officer of Karuna Therapeutics, Inc. from February 2023 to March 2024. From November 2021 to December 2022, Mr. Kane was an independent consultant. From June 2020 to October 2021, Mr. Kane was Executive Vice President and Chief Commercial Officer of BioXcel Therapeutics, Inc. Prior to that, he served in multiple leadership roles at Allergan plc, most recently as Senior Vice President, U.S. General Medicine, from January 2017 to May 2020, and prior to that, as Vice President, Internal Medicine Brands, from July 2014 to December 2016 and Vice President, CNS Marketing, from October 2013 to June 2014. Mr. Kane has also held senior level commercial positions at leading biopharma companies, including Pfizer and Sepracor (now Sumitomo Pharma). Mr. Kane holds a B.A. in Government from Connecticut College and an M.B.A. from the Wharton School at the University of Pennsylvania. Our board of directors believes that Mr. Kane’s extensive leadership experience in the healthcare industry qualify him to serve on our board of directors.

Robert A. Lenz, M.D., Ph.D. has served as a member of our board of directors since March 2026. Dr. Lenz brings over 20 years of neuroscience drug development expertise to our board. From September 2023 to May 2025, Dr. Lenz served as Executive Vice President, Head of Research and Development at Neumora Therapeutics, Inc., a clinical-stage biopharmaceutical company. Prior to Neumora, Dr. Lenz served as Senior Vice President, Head of Global Development from May 2020 to September 2023 and Vice President from November 2012 to May 2020 at Amgen, Inc. Since July 2025, Dr. Lenz has served on the board of directors of NovaBridge Biosciences, a public biopharmaceutical company. Dr. Lenz received his Bachelor of Science degree from Dickinson College, his M.D., Ph.D., with honors, from the University of Maryland and his residency in Neurology at UCLA. Our board of directors believes Dr. Lenz’s extensive background in neuroscience drug development and expertise in clinical and regulatory strategy qualify him to serve on our board of directors.

Family Relationship

There are no family relationships among our directors and executive officers.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of nine members. In accordance with the terms of our amended and restated certificate of incorporation, we divide our board of directors into three classes with members of each class serving a staggered three-year term. Our board of directors is divided among the following classes:

•

Class I, which consists of Robert A. Lenz, Zachary Prensky, Rebecca Luse, and Ran Nussbaum, whose terms will expire at our annual meeting of stockholders to be held in 2026. Mr. Prensky will not be standing for re-election at our 2026 annual meeting of stockholders and will retire from the board and each of the committees at the expiration of his current term as a director, as of the date of our 2026 annual meeting of stockholders;

•	Class II, which will consist of Robert R. Ruffolo, Jr., Scott Garland, and Heather Turner, whose terms will expire at our annual meeting of stockholders to be held in 2027; and

•	Class III, which will consist of Rekha Hemrajani and William Kane, whose terms will expire at our annual meeting of stockholders to be held in 2028.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Director Independence

Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a member of our board. Based upon information requested from and provided by each director concerning such director’s background, employment, and affiliations, including family relationships, our board of directors has determined that all of our directors, except for Ms. Turner and Mr. Prensky, representing seven of our nine directors, are “independent directors” as defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.” Our board of directors has determined that Ms. Turner, by virtue of her role as our Chief Executive Officer, and Mr. Prensky, by virtue of his role as our former Chief Executive Officer, are not independent directors under the current rules and regulations of the SEC and the listing standards of Nasdaq.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee but rather administers this oversight function directly through the board of directors as a whole. Additionally, our board of directors has established various standing committees of the board of directors that will address risks inherent in their respective areas of oversight, as described below. In particular, our audit committee monitors our major financial, accounting, legal, compliance, investment, tax, cybersecurity, and data privacy risks, and the steps our management has taken to identify and control these exposures, including by reviewing and setting guidelines, internal controls, and policies that govern the process by which risk assessment and management is undertaken. In addition, our compensation committee oversees the management of risks relating to our employment policies and executive compensation plans and arrangements, and our nominating and corporate governance committee oversees the management of our corporate governance practices.

While our board of directors oversees our risk management, management is responsible for day-to-day risk management processes. Our board of directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities, and to effectively implement risk management strategies adopted by our board of directors, as a whole and at the committee level. We believe this division of responsibilities is the most effective approach for addressing the risks we face.

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Our board of directors may from time to time establish other committees.

Audit Committee

Our audit committee consists of Rekha Hemrajani, Robert R. Ruffolo, Jr., and Scott Garland, with Ms. Hemrajani serving as the chair of the audit committee. Our board of directors has determined that each of these individuals satisfies the requirements for independence under the current rules and regulations of the SEC and the listing standards of Nasdaq. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In addition, our board of directors has determined that Ms. Hemrajani and Mr. Garland each qualifies as an “audit committee financial expert” within the meaning of SEC regulations. In arriving at these determinations, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The primary responsibilities of the audit committee includes, among other things:

•	helping our board of directors oversee our corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	reviewing related person transactions;

•	overseeing cybersecurity matters and policies;

•

obtaining and reviewing a report by the independent registered public accounting firm that describes its internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee consists of Scott Garland, William Kane, and Rekha Hemrajani, with Mr. Garland serving as chair of the compensation committee. Our board of directors has determined that each of the members of our compensation committee is independent under the listing standards of Nasdaq and qualifies as a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary responsibilities of the compensation committee includes, among other things:

•	reviewing and approving (or, as applicable, recommending to our board of directors) the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving the compensation paid to our non-employee directors;

•	administering our equity incentive plans and other benefit programs;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans;

•

reviewing, adopting, amending, and terminating the terms of any employment agreements, severance arrangements, bonus plans, deferred compensation plans, change-of-control protections, and any other compensatory arrangements for our executive officers;

•	reviewing, evaluating, and recommending to our board of directors succession plans for our executive officers; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Rebecca Luse, Ran Nussbaum, Zachary Prensky and Robert A. Lenz, with Ms. Luse serving as chair of the nominating and corporate governance committee. Our board of directors has determined that each of Mr. Nussbaum, Dr. Lenz and Ms. Luse is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations. Mr. Prensky, by virtue of his former position as our former Chief Executive Officer, is not independent under applicable rules and regulations of the SEC and the Nasdaq listing rules. We are relying on the phase-in exemption provided under Rule 10A-3 of the Exchange Act and the Nasdaq listing rules with respect to the composition of our nominating and corporate governance committee. Mr. Prensky will not be standing for re-election at our 2026 annual meeting of stockholders and will retire from the board and each of the committees at the expiration of his current term as a director, as of the date of our 2026 annual meeting of stockholders

The primary responsibilities of the nominating and corporate governance committee includes, among other things:

•	identifying, reviewing, and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by our stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, or the Code of Conduct, that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. A copy of the Code of Conduct is available on the Corporate Governance section of our website, https://ir.lbpharma.us/. We intend to disclose on our website any future amendments of our Code of Conduct or waivers that exempt any of the principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Conduct. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

Compensation Committee Interlocks and Insider Participation

None of our current or former executive officers serve as a member of the compensation committee. None of our officers serve, or have served during the last completed fiscal year, on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

Non-Employee Director Compensation

Director Compensation Table

The following table sets forth information regarding the compensation of our non-employee directors earned for service on our board of directors during the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Scott Garland	66,278	320,701	—	386,979
Rajul Jain(3)	—	—	—	—
Rebecca Luse	15,240	232,796	—	248,036
Ran Nussbaum	13,716	232,796	—	246,512
Zachary Prensky	13,716	551,162	—	564,878
Robert R. Ruffolo, Jr., Ph.D., D.Sc., D.Eng., F.C.P.P.	36,096	286,900	42,000	364,996
Chen Yu(3)	—	—	—	—
Rekha Hemrajani	20,117	232,796	—	252,913
William Kane	14,021	232,796	—	246,817
Robert A. Lenz, M.D., Ph.D.(4)	—	—	—	—

(1)

Amounts reported in this column represent (1) the aggregate grant date fair value of the stock option awards, and (2) for Mr. Garland, Mr. Prensky, and Dr. Ruffolo, the incremental fair value with respect to the option repricing that took place in September 2025 as further described below under “—Option Repricing.” Amounts are calculated and determined in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in the notes to our audited financial statements included elsewhere in this prospectus. The amounts do not reflect the actual economic value that may be realized by our non-employee directors.

(2)	The aggregate number of shares outstanding under all stock awards and options held by our non-employee directors as of December 31, 2025 are set forth in the table below:

Name	Number of Shares Underlying Unvested Restricted Stock Awards	Number of Shares Underlying Options
Scott Garland	—	43,963
Rajul Jain	—	—
Rebecca Luse	—	22,449

Name	Number of Shares Underlying Unvested Restricted Stock Awards	Number of Shares Underlying Options
Ran Nussbaum	—	22,449
Zachary Prensky	—	100,260
Robert R. Ruffolo, Jr., Ph.D., D.Sc., D.Eng., F.C.P.P.	1,792	35,715
Chen Yu	—	—
Rekha Hemrajani	—	22,449
William Kane	—	22,449
Robert A. Lenz, M.D., Ph.D.	—	—

(3)	Dr. Jain and Dr. Yu resigned from our board of directors in September 2025 in connection with our IPO.
(4)	Dr. Lenz joined our board of directors and each committee on which he serves in March 2026.

Ms. Turner, our current Chief Executive Officer, who is also a director, did not receive any additional compensation for her service as a director in 2025. Ms. Turner’s compensation as a named executive officer in 2025 is set forth below under “Executive Compensation—Summary Compensation Table.”

Non-Employee Director Compensation Policy

In August 2025, our board of directors approved a non-employee director compensation policy. Under the non-employee director policy, our directors who are not also serving as employees of, or consultants to, us are eligible to receive the compensation summarized below for service on our board of directors and committees of our board of directors:

Cash Compensation. Under this policy, we pay each of our non-employee directors cash retainers for service on our board of directors and committees of our board of directors as follows:

Annual Cash Retainer ($)
Annual retainer	40,000
Additional retainer for non-executive chair	30,000
Additional retainer for audit committee chair	20,000
Additional retainer for audit committee non-chair member	10,000
Additional retainer for compensation committee chair	12,000
Additional retainer for compensation committee non-chair member	6,000
Additional retainer for nominating and corporate governance committee chair	10,000
Additional retainer for nominating and corporate governance committee non-chair member	5,000

We also reimburse each non-employee director for ordinary, necessary and reasonable out-of-pocket travel expenses actually incurred by such director in connection with in-person attendance at and participation in meetings of our board of directors and committees of our board of directors.

Equity Compensation. In addition to cash compensation, each non-employee director is eligible to receive options under our 2025 Equity Incentive Plan, or the 2025 Plan. All options granted under the policy are nonstatutory stock options, with an exercise price per share equal to 100% of the fair market value of the underlying common stock on the date of grant, and a term of ten years from the date of grant, subject to earlier termination in connection with a termination of service. Vesting schedules for equity awards are subject to the non-employee director’s continuous service with us on each applicable vesting date, provided that each option will vest in full upon a change in control (as defined in the 2025 Plan).

Initial Award. Each new non-employee director elected or appointed to our board of directors is automatically granted an initial, one-time stock option award for 20,000 shares. The initial option grant will vest in substantially equal annual installments over a three-year period such that the option is fully vested on the third anniversary of the grant date.

Annual Awards. On the date of each annual meeting of stockholders of our company, each non-employee director that continues to serve on our board of directors will automatically be granted a stock option award for 10,000 shares. The annual option grant shall be prorated for non-employee directors who have served on our board of directors for less than one year as of such annual meeting. The annual option grant shall vest on the one-year anniversary of the date of grant, provided that the annual grant will in any case be fully vested on the date of our next annual stockholder meeting (or the date immediately prior to our next annual stockholder meeting if the non-employee director’s service as a director ends at such meeting due to the non-employee director’s failure to be re-elected or the non-employee director not standing for re-election).

Non-Employee Director Compensation Limit. The cash and equity compensation that each non-employee director is eligible to receive under the policy will be subject to the director compensation limits set forth in the 2025 Plan.

Option Repricing

In September 2025, our board of directors approved the repricing of stock options previously granted to current executive officers, employees and directors with per-share exercise prices above the price per share to the public in our IPO, including options held by Mr. Garland, Mr. Prensky and Dr. Ruffolo, Jr., which were “underwater”, meaning that the exercise price per share of these options was greater than the current fair market value of our common stock. This option pricing became effective on the date of the pricing of our IPO and reduced the exercise price per share of such options to $15.00, the initial price per share to the public and the fair market value of our common stock on the date of the option repricing.

EXECUTIVE COMPENSATION

Our named executive officers for the year ended December 31, 2025, consisting of our principal executive officer and the next two most highly compensated executive officers who were serving in such capacity as of December 31, 2025, were:

•	Heather Turner, our Chief Executive Officer and a member of our board of directors;

•	Gad Soffer, our Chief Operating and Business Officer; and

•	Anna Eramo, M.D., our Chief Medical Officer.

Summary Compensation Table

The following table sets forth information regarding all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended December 31, 2025 and December 31, 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Heather Turner	2025	568,750	321,406	10,865,221	129,608	(3)	11,884,985
Chief Executive Officer and Director	2024	68,750	—	4,709,607	14,333		4,792,690
Gad Soffer(4)
Chief Operating and Business Officer	2025	402,292	194,150	3,200,445	11,750	(5)	3,808,637
Anna Eramo, M.D.	2025	414,063	182,188	1,760,006	20,682	(6)	2,376,939
Chief Medical Officer	2024	375,000	262,500	239,750	13,800		891,050

(1)	Amounts reported in this column represent 2025 discretionary annual bonuses.
(2)

Amounts reported in this column represent (1) the aggregate grant date fair value of the stock options granted to our named executive officers during 2025 under our 2023 Plan and 2025 Plan, and (2) the incremental fair value received by our named executive officers in 2025 with respect to the option repricing that took place in September 2025 as further described below under “—September 2025 Option Repricing.” Amounts are calculated and determined in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in the notes to our audited financial statements included elsewhere in this prospectus. The amounts do not reflect the actual economic value that may be realized by our named executive officers.

(3)	Represents $120,000 paid in 2025 by the Company in housing stipend and $9,608 paid in 2025 by the Company for health insurance premiums.
(4)	Mr. Soffer commenced employment with us in February 2025.
(5)	Represents $11,750 paid in 2025 by the Company in 401(k) matching contributions.
(6)	Represents $13,939 paid in 2025 by the Company in 401(k) matching contributions and $6,743 paid in 2025 by the Company for health insurance premiums.

Narrative to the Summary Compensation Table

Annual Base Salary

Our named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. The base salary of our named executive officers is generally determined and approved by our board of directors in connection with the commencement of employment of the named executive officer and may be adjusted from time to time thereafter as the board of directors determines appropriate. The 2025 annual base salaries for our named executive officers were as follows: (1) $625,000 for Ms. Turner, (2) $490,000 for Mr. Soffer and (3) $475,000 for Dr. Eramo.

Bonus Compensation

In addition to base salaries, each of our named executive officers is eligible to receive a discretionary annual bonus of up to a percentage of the executive’s gross base salary based on individual performance, Company performance or as otherwise determined appropriate, as determined by our board of directors. For the year ended December 31, 2025, cash bonus targets as a percentage of annual base salary were 55% for Ms. Turner, 40% for Mr. Soffer and 40% for Dr. Eramo. The amount of any discretionary annual bonus is determined after the end of the year for which the bonus relates. The amounts paid to the named executive officers for the 2025 discretionary annual bonus were as follows: (1) $321,406 for Ms. Turner, (2) $194,150 for Mr. Soffer, and (3) $182,188 for Dr. Eramo.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our named executive officers’ interests with those of our stockholders and to retain and incentivize our named executive officers over the long term. Our board of directors is responsible for approving equity grants. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our named executive officers generally are awarded an initial new-hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize our named executive officers with respect to achieving certain corporate goals or to reward our named executive officers for exceptional performance.

We currently maintain the 2025 Plan, which our board of directors and stockholders approved in connection with our IPO for purposes of granting equity-based incentive awards to our employees, directors and consultants, including our named executive officers. Prior to the effectiveness of our IPO, we granted equity incentive awards under the 2023 Stock Incentive Plan (“2023 Plan”), which was terminated in connection with our IPO.

In January 2025, our board of directors granted Ms. Turner an option to purchase 7,857 shares of our common stock. One fourth (1/4) of the shares subject to this option shall vest upon the first anniversary of November 18, 2025, with the remaining shares vesting in thirty-six (36) equal monthly installments thereafter, subject to Ms. Turner’s continuous service to us through each vesting date.

In February 2025, our board of directors granted Mr. Soffer an option to purchase 26,893 shares of our common stock. One fourth (1/4) of the shares subject to this option shall vest upon the first anniversary of the grant date, with the remaining shares vesting in thirty-six (36) equal monthly installments thereafter, subject to Mr. Soffer’s continuous service to us through each vesting date.

In September 2025, prior to our IPO, our board of directors granted Ms. Turner, Mr. Soffer and Dr. Eramo an option to purchase 971,828, 229,860 and 155,812 shares of our common stock, respectively. Each of these stock options has an exercise price of $15.00 per share. The terms of these awards are described under “—Outstanding Equity Awards at Fiscal Year End” below.

September 2025 Option Repricing

In September 2025, we amended certain outstanding options, including options held by Ms. Turner, Mr. Soffer and Dr. Eramo, which were “underwater”, meaning the exercise price per share of these options was greater than the then-current fair market value of our common stock. The amendment reduced the exercise price per share of such options to $15.00, the initial price per share at which the common stock was first sold to the public in connection with the IPO. We believe that repricing these options was in our best interest, in order to motivate the optionholder to continue to provide services to our company and work towards our success.

Outstanding Equity Awards as of December 31, 2025

The following table sets forth certain information regarding equity awards granted to our named executive officers that remained outstanding as of December 31, 2025.

		Option Awards(1)						Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price per share ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Heather Turner	11/18/2024	11/18/2024	47,586	128,120	(2)	$15.00	11/17/2034	—	—
	1/14/2025	11/18/2024	2,127	5,730	(2)	$15.00	1/13/2035	—	—
	9/10/2025	9/10/2025	—	971,828	(2)	$15.00	9/9/2035	—	—
Gad Soffer	2/11/2025	2/5/2025	—	26,893	(2)	$15.00	2/10/2035	—	—
	9/10/2025	9/10/2025	—	229,860	(2)	$15.00	9/9/2035	—	—
Anna Eramo, M.D.	8/25/2023	8/29/2023	15,687	11,206	(2)	$15.00	8/24/2033	—	—
	6/27/2024	6/27/2024	2,352	3,923	(2)	$15.00	6/26/2034	—	—
	9/10/2025	9/10/2025	—	155,812	(2)	$15.00	9/9/2035	—	—

(1)	The equity awards listed in the table below were granted under the 2025 Plan and the 2023 Plan.
(2)

25% of the shares subject to the option vests upon the first anniversary of the grant date, and the remainder vests and becomes exercisable in thirty-six (36) substantially equal monthly installments thereafter, subject to the named executive officer’s continuous service to us through each vesting date.

Employment Arrangements

We are party to employment agreements with each of our named executive officers. The employment agreements set forth the named executive officer’s base salary, eligibility for employee benefits, and severance benefits upon a qualifying termination of employment or change in control of our Company and, other than for Ms. Turner, generally provide for an initial term commencing on the effective date of the applicable agreement and ending on the one-year anniversary of the effective date. After the initial one-year term, the employment agreement will automatically renew for successive one-year terms. Either we or the executive may elect not to renew the employment agreement after the initial one-year term by providing the other party written notice of non-renewal not less than ninety (90) days prior to the expiration of the then-existing employment period. Each of our named executive officers has executed our standard confidential information, inventions assignment, and arbitration agreement. The key terms of the employment agreements with our named executive officers, including potential payments upon termination or change in control, are described below.

Heather Turner

In November 2024, we entered into an executive employment agreement with Heather Turner, our Chief Executive Officer and a member of our board of directors, who commenced employment on November 18, 2024, or the Turner Employment Agreement. The Turner Employment Agreement provides for an initial annual base salary of $550,000 per year. Pursuant to the Turner Employment Agreement, Ms. Turner is eligible to receive an annual performance cash bonus with a target bonus opportunity equal to 50% of her base salary, as adjusted from time to time, based on the achievement of corporate and individual objectives and milestones established by our board of directors. In September 2025, our board of directors approved an increase in Ms. Turner’s annual base salary to $625,000, effective as of October 1, 2025, and an increase in her cash bonus target from 50% of her annual base salary to 55% of her annual base salary. Ms. Turner is also entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change in Control.”

Gad Soffer

In February 2025, we entered into an executive employment agreement with Gad Soffer, our Chief Operating and Business Officer, who commenced employment on February 10, 2025, or the Soffer Employment Agreement. The Soffer Employment Agreement provides for an initial annual base salary of $425,000 per year. Pursuant to the Soffer Employment Agreement, Mr. Soffer is eligible to receive an annual performance cash bonus with a target bonus opportunity equal to 40% of his base salary, as adjusted from time to time, based on the achievement of corporate and individual objectives and milestones established by our board of directors. In September 2025, our board of directors approved an increase in Mr. Soffer’s annual base salary to $490,000, effective as of October 1, 2025. Mr. Soffer is also entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change in Control.”

Anna Eramo, M.D.

In August 2023, we entered into an executive employment agreement with Anna Eramo, M.D., our Chief Medical Officer, which provided for an initial annual base salary of $375,000 per year before Dr. Eramo’s base salary was increased to $393,750 for 2025. In September 2025, we entered into an amended and restated executive employment agreement with Dr. Eramo, or the Eramo Employment Agreement, pursuant to which Dr. Eramo’s base salary was increased to $475,000, effective as of October 1, 2025. Pursuant to the Eramo Employment Agreement, Dr. Eramo is eligible to receive an annual performance cash bonus with a target bonus opportunity equal to 40% of her base salary, as adjusted from time to time, based on the achievement of corporate and individual objectives and milestones established by our board of directors. Dr. Eramo is also entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s service terminates, each of our named executive officers is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation. In the event of certain termination scenarios, each named executive officer will be entitled to receive the additional benefits summarized below pursuant to his or her employment agreement, subject to the timely execution and non-revocation of a separation agreement and general release of claims (among other preconditions).

Heather Turner

If we terminate Ms. Turner’s employment without cause or she resigns for good reason (each of “cause” and “good reason” as defined in the Turner Employment Agreement) during a time period other than the three (3) months prior to or twelve (12) months following a change in control (as defined in the Turner Employment Agreement), Ms. Turner will be entitled to receive the following benefits pursuant to the Turner Employment Agreement: (i) a severance payment equal to twelve (12) months of her then-current annual base salary, and (ii) if Ms. Turner is eligible for and elects group health plan continuation coverage under COBRA, we will reimburse Ms. Turner for the monthly COBRA premium paid by her for herself and her spouse/dependents until the earliest of (A) twelve (12) months following the termination date; (B) the expiration of Ms. Turner’s eligibility for the continuation coverage under COBRA; or (C) the date when Ms. Turner becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

If, in the alternative, we terminate Ms. Turner’s employment without cause or she resigns for good reason during the three (3) months prior to or twelve (12) months following a change in control, Ms. Turner will be entitled to receive the following benefits in lieu of the regular severance benefits described above: (i) a lump sum cash payment equal to eighteen (18) months of her then-current base salary, (ii) one-and-a-half (1.5) times the annual bonus for the year in which the termination occurs, (iii) accelerated vesting of any unvested equity that

Ms. Turner holds, and (iv) if Ms. Turner is eligible for and elects group health plan continuation coverage under COBRA, we will reimburse Ms. Turner for the monthly COBRA premium paid by her for herself and her spouse/dependents until the earliest of (A) eighteen (18) months following the termination date; (B) the expiration of Ms. Turner’s eligibility for the continuation coverage under COBRA; or (C) the date when Ms. Turner becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

Upon termination of Ms. Turner’s employment by reason of death or disability (as defined in the Turner Employment Agreement), Ms. Turner (or her estate) will be entitled to receive the following benefits pursuant to the Turner Employment Agreement: (i) a pro rata portion of the annual bonus for the fiscal year in which the termination occurs, to the extent earned based on actual performance, and (ii) if Ms. Turner is eligible for and elects group health plan continuation coverage under COBRA, we will reimburse Ms. Turner for the monthly COBRA premium paid by her (or in the event of her death, her surviving spouse and/or dependents) for herself and her spouse/dependents, until the earliest of: (A) the last day of the month that is twenty-six (26) weeks after the date of such termination; (B) in the event of her disability, the date she becomes eligible to receive healthcare coverage from a subsequent employer, or (C) the date she is no longer eligible to receive COBRA continuation coverage.

Gad Soffer

If we terminate Mr. Soffer’s employment without cause or he resigns for good reason (each of “cause” and “good reason” as defined in the Soffer Employment Agreement) during a time other than the three (3) months prior to or twelve (12) months following a change in control (as defined in the Soffer Employment Agreement), Mr. Soffer will be entitled to receive the following benefits pursuant to the Soffer Employment Agreement: (i) a severance payment equal to nine (9) months of his then-current annual base salary, and (ii) if Mr. Soffer is eligible for and elects group health plan continuation coverage under COBRA, we will reimburse Mr. Soffer for the monthly COBRA premium paid by him for himself and his spouse/dependents until the earliest of (A) nine (9) months following the termination date; (B) the expiration of Mr. Soffer’s eligibility for the continuation coverage under COBRA; or (C) the date when Mr. Soffer becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

If, in the alternative, we terminate Mr. Soffer’s employment without cause or he resigns for good reason during the three (3) months prior to or twelve (12) months following a change in control, Mr. Soffer will be entitled to receive the following benefits in lieu of the regular severance benefits described above: (i) a lump sum cash payment equal to one (1) year of his then-current base salary, (ii) one-and-a-half (1.5) times the annual bonus for the year in which the termination occurs, (iii) accelerated vesting of any unvested equity that Mr. Soffer holds, and (iv) if Mr. Soffer is eligible for and elects group health plan continuation coverage under COBRA, we will reimburse Mr. Soffer for the monthly COBRA premium paid by him for himself and his spouse/dependents until the earliest of (A) twelve (12) months following the termination date; (B) the expiration of Mr. Soffer’s eligibility for the continuation coverage under COBRA; or (C) the date when Mr. Soffer becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

Upon termination of Mr. Soffer’s employment by reason of death or disability (as defined in the Soffer Employment Agreement), Mr. Soffer (or his estate) will be entitled to receive the following benefits pursuant to the Soffer Employment Agreement: (i) a pro rata portion of the annual bonus for the fiscal year in which the termination occurs, to the extent earned based on actual performance, and (ii) if Mr. Soffer is eligible for and elects group health plan continuation coverage under COBRA, we will reimburse Mr. Soffer for the monthly COBRA premium paid by him (or in the event of his death, his surviving spouse and/or dependents) for himself and his spouse/dependents, until the earliest of: (A) the last day of the month that is twenty-six (26) weeks after the date of such termination; (B) in the event of his disability, the date he becomes eligible to receive healthcare coverage from a subsequent employer, or (C) the date he is no longer eligible to receive COBRA continuation coverage.

Anna Eramo, M.D.

If we terminate Dr. Eramo’s employment without cause or she resigns for good reason (each of “cause” and “good reason” as defined in the Eramo Employment Agreement) during a time other than the three (3) months prior to or twelve (12) months following a change in control (as defined in the Eramo Employment Agreement), Dr. Eramo will be entitled to receive the following benefits pursuant to the Eramo Employment Agreement: (i) a severance payment equal to eighteen (18) months of her then-current annual base salary, (ii) a pro rata portion of the annual bonus for the fiscal year in which the termination occurs, to the extent Dr. Eramo would have otherwise earned such bonus based on actual performance, (iii) an additional six (6) monthly installments of the option to purchase 26,893 shares of our common stock that Dr. Eramo received in August 2023 will automatically vest, and (iv) if Dr. Eramo is eligible for and elects group health plan continuation coverage under COBRA, we will reimburse Dr. Eramo for the monthly COBRA premium paid by her for herself and her spouse/dependents until the earliest of (A) eighteen (18) months following the termination date; (B) the expiration of Dr. Eramo’s eligibility for the continuation coverage under COBRA; or (C) the date when Dr. Eramo becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

If, in the alternative, we terminate Dr. Eramo’s employment without cause or she resigns for good reason during the three (3) months prior to or twelve (12) months following a change in control, Dr. Eramo will be entitled to receive the following benefits in lieu of the regular severance benefits described above: (i) a lump sum cash payment equal to one (1) year of her then-current base salary, (ii) one-and-a-half (1.5) times the annual bonus for the year in which the termination occurs, (iii) accelerated vesting of any unvested equity that Dr. Eramo holds, and (iv) if Dr. Eramo is eligible for and elects group health plan continuation coverage under COBRA, we will reimburse Dr. Eramo for the monthly COBRA premium paid by her for herself and her spouse/dependents until the earliest of (A) twelve (12) months following the termination date; (B) the expiration of Dr. Eramo’s eligibility for the continuation coverage under COBRA; or (C) the date when Dr. Eramo becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

Upon termination of Dr. Eramo’s employment by reason of death or disability (as defined in the Eramo Employment Agreement), Dr. Eramo (or her estate) will be entitled to receive the following benefits pursuant to the Eramo Employment Agreement: (i) a pro rata portion of the annual bonus for the fiscal year in which the termination occurs, to the extent earned based on actual performance, and (ii) 25% of the option to purchase 26,893 shares of our common stock that Dr. Eramo received in August 2023 will automatically vest, and (iii) if Dr. Eramo is eligible for and elects group health plan continuation coverage under COBRA, we will reimburse Dr. Eramo for the monthly COBRA premium paid by her (or in the event of her death, her surviving spouse and/or dependents) for herself and her spouse/dependents, until the earliest of: (A) the last day of the month that is twenty-six (26) weeks after the date of such termination; (B) in the event of her disability, the date she becomes eligible to receive healthcare coverage from a subsequent employer, or (C) the date she is no longer eligible to receive COBRA continuation coverage.

Other Compensation and Benefits

Each of our named executive officers is eligible to participate in our employee benefit plans, including our medical, dental, vision, life, and long-term disability plans, in each case on the same basis as all of our other employees. We pay at least a portion of the premiums for medical, dental, vision, and life insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. In addition, we provide the opportunity to participate in a 401(k) plan to our employees, including each of our named executive officers, as discussed in the section below entitled “—401(k) Plan.”

401(k) Plan

Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code. Individual contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. We may elect, at our discretion, to make matching employee contributions.

Equity Benefit Plans

The principal features of our equity plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.

2025 Equity Incentive Plan

Our board of directors adopted our 2025 Plan in August 2025 and our stockholders approved our 2025 Plan in September 2025. Our 2025 Plan is a successor to and continuation of our 2023 Plan (referred to in the 2025 Plan as LB Pharmaceuticals Inc 2023 Stock Incentive Plan) and became effective on the execution of the underwriting agreement related to our IPO.

Types of Awards. Our 2025 Plan provides for the grant of incentive stock options, or ISOs, to employees, including employees of any parent or subsidiary, and for the grant of non-statutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other forms of stock awards to employees, directors, and consultants, including employees and consultants of our affiliates.

Authorized Shares. Initially, the maximum number of shares of our common stock that may be issued under our 2025 Plan after it becomes effective will be 2,907,335 shares, which is the sum of: (i) 2,412,000 new shares, plus (ii) 38,519 shares available for issuance under the 2017 Plan, 2018 Plan and 2023 Plan as of the date of this prospectus, plus (iii) up to 456,816 returning shares as such shares become available from time to time. In addition, the number of shares of our common stock reserved for issuance under our 2025 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2026 (assuming the 2025 Plan becomes effective in 2025) through January 1, 2035, in an amount equal to 5% of the total number of shares of our capital stock on a fully diluted basis on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by our board of directors. The maximum number of shares of our common stock that may be issued on the exercise of incentive stock options under our 2025 Plan is 8,722,005.

Shares subject to stock awards granted under our 2025 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2025 Plan. Additionally, shares become available for future grant under our 2025 Plan if they were issued under stock awards under our 2025 Plan if we repurchase them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Plan Administration. Our board of directors, or a duly authorized committee of our board of directors, will administer our 2025 Plan. Our board of directors may also delegate to one or more persons or bodies the authority to do one or more of the following (i) designate recipients (other than officers) of specified stock awards provided that no person or body may be delegated authority to grant a stock award to themself; (ii) determine the number of shares subject to such stock award; and (iii) determine the terms of such stock awards. Under our 2025 Plan, our board of directors has the authority to determine and amend the terms of awards and underlying agreements, including:

•	recipients;

•	the exercise, purchase or strike price of stock awards, if any;

•	the number of shares subject to each stock award;

•	the vesting schedule applicable to the awards, together with any vesting acceleration; and

•	the form of consideration, if any, payable on exercise or settlement of the award.

Under the 2025 Plan, the board of directors also generally has the authority to effect, with the consent of any adversely affected participant:

•	the reduction of the exercise, purchase, or strike price of any outstanding award;

•	the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or

•	any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2025 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2025 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the option is not exercisable after the expiration of five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of our common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2025 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards. The 2025 Plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of our stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, we may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established. We also retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any fiscal year following 2025, including stock awards granted and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value (or in the case of the chair of the board, $1,000,000 in total value), or in the event such non-employee director is first appointed or elected to the board of directors during such fiscal year, $1,000,000 in total value (in each case, calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 2025 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of incentive stock options, and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2025 Plan in the event of a corporate transaction, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction (as defined in the 2025 Plan), any stock awards outstanding under the 2025 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants.

In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the stock award over (ii) any exercise price payable by such holder in connection with such exercise.

Under our 2025 Plan, a corporate transaction is defined to include: (i) a sale of all or substantially all of our assets; (ii) the sale or disposition of more than 50% of our outstanding securities; (iii) the consummation of a merger or consolidation where we do not survive the transaction; and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding before such transaction are converted or exchanged into other property by virtue of the transaction, unless otherwise provided in an award agreement or other written agreement between us and the award holder. Under the 2025 Plan, a change in control is defined to include (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity); (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders; and (4) an unapproved change in the majority of the board of directors.

Change in Control. In the event of a change in control, as defined under our 2025 Plan, awards granted under our 2025 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

Clawback. All awards granted under the 2025 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, our board of directors may impose such other clawback, recovery or recoupment provisions in a stock award agreement as our board of directors determines necessary or appropriate.

Transferability. A participant may not transfer stock awards under our 2025 Plan other than by will, the laws of descent and distribution, or as otherwise provided under our 2025 Plan.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate our 2025 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No incentive stock options may be granted after the tenth anniversary of the date our board of directors adopted our 2025 Plan. No stock awards may be granted under our 2025 Plan while it is suspended or after it is terminated.

2023 Stock Incentive Plan

Our board of directors adopted, and our stockholders approved, the 2023 Plan in August 2023. The 2023 Plan was amended in December 2024. The 2023 Plan terminated on the date the 2025 Plan became effective, and thereafter no further stock awards may be granted under the 2023 Plan. However, any outstanding stock awards granted under the 2023 Plan will remain outstanding, subject to the terms of our 2023 Plan and award agreements, until such outstanding options are exercised or until any stock awards terminate or expire by their terms.

Types of Awards. The 2023 Plan allows for the grant of ISOs to our employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options and restricted stock awards to our employees, officers, directors, and consultants, including employees and consultants of our affiliates.

Authorized Shares. Subject to certain capitalization adjustments, the aggregate number of shares of our common stock that could be issued pursuant to stock awards under the 2023 Plan could not exceed 464,553 shares. The maximum number of shares of our common stock that could be issued pursuant to the exercise of ISOs under our 2023 Plan was 464,553 shares. The shares we have issued under the 2023 Plan have been authorized but unissued shares or shares we reacquired. The shares of common stock underlying any awards that are (i) expired or unexercisable without being exercised in full, (ii) surrendered pursuant to an option exchange program (as defined in the 2023 Plan), (iii) forfeited to or repurchased by us due to a failure to vest, or (iv) that are withheld upon exercise of an award or settlement of an award to cover the tax withholding, could again become available for issuance under the 2023 Plan, or collectively, 2023 Lapsed Awards.

Plan Administration. The 2023 Plan is administered by our board of directors or a committee appointed by it, or the 2023 Plan Administrator. The 2023 Plan Administrator has full power to, among other things, (i) determine the fair market value of our common stock, (ii) select the individuals to whom awards may be granted, (iii) determine the number of shares covered by awards, (iv) approve forms of award agreements for use under the 2023 Plan, (v) determine the specific terms and conditions of each award, (vi) amend the terms and conditions of any award, (vii) to determine whether and under what circumstances an option may be settled in cash instead of common stock, (viii) institute and determine the terms of an option exchange program under which (A) outstanding awards are exchanged for other awards or cash, (B) outstanding awards are transferred to a third party institution, or (C) the exercise price of outstanding awards is reduced or increased, (ix) approve addenda or to grant awards to, or to modify the terms of, any outstanding award agreement or any agreement related to any award, optioned stock, or restricted stock held by participants who are foreign nationals or employed outside of the United States to accommodate differences in local law, tax policy or custom, and (x) construe and interpret the terms of the 2023 Plan and awards.

Stock Options. The exercise price per share of all stock options generally must equal at least 100% of the fair market value per share of our common stock on the date of grant. The term of a stock option may not exceed ten years. An ISO granted to a participant who owns more than 10% of the total combined voting power of all classes of our stock on the date of grant, or any subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value per share of our common stock on the date of grant. The 2023 Plan Administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, promissory note, other shares, consideration received under a cashless exercise program, net exercise, other consideration and methods of payment, or any combination thereof acceptable to the 2023 Plan Administrator. After a participant’s termination of service, the participant generally may exercise his or her stock options, to the extent vested as of such date of termination, during a period of three (3) months after termination of service. If a termination of service is due to death or disability, the option generally will remain exercisable, to the extent vested as of such date of termination, for a period of twelve (12) months following the date of such termination of service. However, in no event may an option be exercised later than the expiration of its term.

Restricted Stock. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability, and forfeitures provisions. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the 2023 Plan Administrator.

Changes to Capital Structure. In the event of certain changes in our capitalization, the 2023 Plan Administrator will adjust the number and class of shares of stock that may be delivered under the 2023 Plan and/or the number, class, and price of shares of common stock covered by each outstanding award.

Corporate Transactions. The 2023 Plan provides that in the event of a corporate transaction (as defined in the 2023 Plan), each outstanding award will be treated as the 2023 Plan Administrator determines without participant’s consent. Such determination may provide for one or more of the following including, without limitation, that (i) awards will be continued by us if we are the surviving entity, (ii) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices, (iii) the participant’s awards will terminate upon or immediately prior to the consummation of such corporate transaction for no consideration, or (iv) the termination of an award in exchange for a payment in an amount equal to the excess of (1) the fair market value of the shares of our common stock subject to such awards as of the closing date of such corporate transaction over or (2) the exercise price or purchase price paid or to be paid for the shares subject to the awards. The 2023 Plan Administrator will not be obligated to treat similarly all awards, all awards a participant holds, all awards of the same type, or all portions of awards.

Transferability. The 2023 Plan generally does not allow for the transfer or assignment of awards other than by will or by the laws of descent and distribution, or, at the discretion of the 2023 Plan Administrator by gift to an immediate family member or to trusts for the benefit of family members.

Plan Amendment or Termination. Our board of directors may amend, alter, suspend, or terminate the 2023 Plan at any time and for any reason, provided that stockholder approval is obtained where such approval is required by applicable law.

2018 Stock Incentive Plan

Our board of directors adopted, and our stockholders approved, the 2018 Plan in August 2018. The 2018 Plan terminated on the date the 2023 Plan became effective, and thereafter no further stock awards were granted under the 2018 Plan. However, any outstanding stock awards granted under the 2018 Plan will remain outstanding, subject to the terms of our 2018 Plan and award agreements, until such outstanding options are exercised or until any stock awards terminate or expire by their terms.

Types of Awards. The 2018 Plan allows for the grant of ISOs to our employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options and restricted stock awards to our employees, officers, directors, and consultants, including employees and consultants of our affiliates.

Authorized Shares. Subject to certain capitalization adjustments, the aggregate number of shares of our common stock that could be issued pursuant to stock awards under the 2018 Plan could not exceed 39,328 shares. The maximum number of shares of our common stock that could be issued pursuant to the exercise of ISOs under our 2018 Plan was 39,328 shares plus any 2018 Lapsed Awards (as defined below). The shares we have issued under the 2018 Plan have been authorized but unissued shares or shares we reacquired. The shares of common stock underlying any awards that are (i) expired or unexercisable without being exercised in full, (ii) surrendered pursuant to an option exchange program (as defined in the 2018 Plan), (iii) forfeited to or repurchased by us due to a failure to vest, or (iv) that are withheld upon exercise of an award or settlement of an award to cover the tax withholding, could again become available for issuance under the 2018 Plan, or collectively, 2018 Lapsed Awards.

Plan Administration. The 2018 Plan is administered by our board of directors or a committee appointed by it, or the 2018 Plan Administrator. The 2018 Plan Administrator has full power to, among other things, (i) determine the fair market value of our common stock, (ii) select the individuals to whom awards may be granted, (iii) determine the number of shares covered by awards, (iv) approve forms of award agreements for use under the 2018 Plan, (v) determine the specific terms and conditions of each award, (vi) amend the terms and conditions of any award, (vii) to determine whether and under what circumstances an option may be settled in cash instead of common stock, (viii) institute and determine the terms of an option exchange program under which (A) outstanding awards are exchanged for other awards or cash, (B) outstanding awards are transferred to a third party institution, or (C) the exercise price of outstanding awards is reduced or increased, (ix) approve addenda or to grant awards to, or to modify the terms of, any outstanding award agreement or any agreement related to any award, optioned stock, or restricted stock held by participants who are foreign nationals or employed outside of the United States to accommodate differences in local law, tax policy or custom, and (x) construe and interpret the terms of the 2018 Plan and awards.

Stock Options. The exercise price per share of all stock options generally must equal at least 100% of the fair market value per share of our common stock on the date of grant. The term of a stock option may not exceed ten years. An ISO granted to a participant who owns more than 10% of the total combined voting power of all classes of our stock on the date of grant, or any subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value per share of our common stock on the date of grant. The 2018 Plan Administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, promissory note, other shares, consideration received under a cashless exercise program, net exercise, other consideration and methods of payment, or any combination thereof acceptable to the 2018 Plan Administrator. After a participant’s termination of service, the participant generally may exercise his or her stock options, to the extent vested as of such date of termination, during a period of three (3) months after termination of service. If a termination of service is due to death or disability, the option generally will remain exercisable, to the extent vested as of such date of termination, for a period of twelve (12) months following the date of such termination of service. However, in no event may an option be exercised later than the expiration of its term.

Restricted Stock. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability, and forfeitures provisions. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the 2018 Plan Administrator.

Changes to Capital Structure. In the event of certain changes in our capitalization, the 2018 Plan Administrator will adjust the number and class of shares of stock that may be delivered under the 2018 Plan and/or the number, class, and price of shares of common stock covered by each outstanding award.

Corporate Transactions. The 2018 Plan provides that in the event of a corporate transaction (as defined in the 2018 Plan), each outstanding award will be treated as the 2018 Plan Administrator determines without participant’s consent. Such determination may provide for one or more of the following including, without limitation, that (i) awards will be continued by us if we are the surviving entity, (ii) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices, (iii) the participant’s awards will terminate upon or immediately prior to the consummation of such corporate transaction for no consideration, or (iv) the termination of an award in exchange for a payment in an amount equal to the excess of (1) the fair market value of the shares of our common stock subject to such awards as of the closing date of such corporate transaction over or (2) the exercise price or purchase price paid or to be paid for the shares subject to the awards. The 2018 Plan Administrator will not be obligated to treat similarly all awards, all awards a participant holds, all awards of the same type, or all portions of awards.

Transferability. The 2018 Plan generally does not allow for the transfer or assignment of awards other than by will or by the laws of descent and distribution, or, at the discretion of the 2018 Plan Administrator by gift to an immediate family member or to trusts for the benefit of family members.

Plan Amendment or Termination. Our board of directors may amend, alter, suspend, or terminate the 2018 Plan at any time and for any reason, provided that stockholder approval is obtained where such approval is required by applicable law.

2017 Stock Incentive Plan

Our board of directors adopted, and our stockholders approved, the 2017 Plan in January 2017. The 2017 Plan was most recently amended in August 2018. The 2017 Plan terminated on the date the 2018 Plan became effective, and thereafter no further stock awards were granted under the 2017 Plan. However, any outstanding stock awards granted under the 2017 Plan will remain outstanding, subject to the terms of our 2017 Plan and award agreements, until such outstanding options are exercised or until any stock awards terminate or expire by their terms.

Types of Awards. The 2017 Plan allows for the grant of ISOs to our employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options and restricted stock awards to our employees, officers, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares. Subject to certain capitalization adjustments, the aggregate number of shares of our common stock that could be issued pursuant to stock awards under the 2017 Plan could not exceed 26,893 shares. The maximum number of shares of our common stock that could be issued pursuant to the exercise of ISOs under our 2017 Plan was 26,893 shares plus any 2017 Lapsed Awards (as defined below). The shares we have issued under the 2017 Plan have been authorized but unissued shares or shares we reacquired. The shares of common stock underlying any awards that are (i) expired or unexercisable without being exercised in full, (ii) surrendered pursuant to an option exchange program (as defined in the 2017 Plan), (iii) forfeited to or repurchased by us due to a failure to vest, or (iv) that are withheld upon exercise of an award or settlement of an award to cover the tax withholding, could again become available for issuance under the 2017 Plan, or collectively, 2017 Lapsed Awards.

Plan Administration. The 2017 Plan is administered by our board of directors or a committee appointed by it, or the 2017 Plan Administrator. The 2017 Plan Administrator has full power to, among other things, (i) determine the fair market value of our common stock, (ii) select the individuals to whom awards may be granted, (iii) determine the number of shares covered by awards, (iv) approve forms of award agreements for use under the 2017 Plan, (v) determine the specific terms and conditions of each award, (vi) amend the terms and conditions of any award, (vii) to determine whether and under what circumstances an option may be settled in cash instead of common stock, (viii) institute and determine the terms of an option exchange program under which (A) outstanding awards are exchanged for other awards or cash, (B) outstanding awards are transferred to a third party institution, or (C) the exercise price of outstanding awards is reduced or increased, (ix) approve addenda or to grant awards to, or to modify the terms of, any outstanding award agreement or any agreement related to any award, optioned stock, or restricted stock held by participants who are foreign nationals or employed outside of the United States to accommodate differences in local law, tax policy or custom, and (x) construe and interpret the terms of the 2017 Plan and awards.

Stock Options. The exercise price per share of all stock options generally must equal at least 100% of the fair market value per share of our common stock on the date of grant. The term of a stock option may not exceed ten years. An ISO granted to a participant who owns more than 10% of the total combined voting power of all classes of our stock on the date of grant, or any subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value per share of our common stock on the date of grant. The 2017 Plan Administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, promissory note, other shares, consideration received under a cashless exercise program, net exercise, other consideration and methods of payment, or any combination thereof acceptable to the 2017 Plan Administrator. After a participant’s termination of service, the participant generally may exercise his or her stock options, to the extent vested as of such date of termination, during a period of three (3) months after termination of service. If a termination of service is due to death or disability, the option generally will remain exercisable, to the extent vested as of such date of termination, for a period of twelve (12) months following the date of such termination of service. However, in no event may an option be exercised later than the expiration of its term.

Restricted Stock. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability, and forfeitures provisions. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the 2017 Plan Administrator.

Changes to Capital Structure. In the event of certain changes in our capitalization, the 2017 Plan Administrator will adjust the number and class of shares of stock that may be delivered under the 2017 Plan and/or the number, class, and price of shares of common stock covered by each outstanding award.

Corporate Transactions. The 2017 Plan provides that in the event of a corporate transaction (as defined in the 2017 Plan), each outstanding award will be treated as the 2017 Plan Administrator determines without participant’s consent. Such determination may provide for one or more of the following including, without limitation, that (i) awards will be continued by us if we are the surviving entity, (ii) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices, (iii) the participant’s awards will terminate upon or immediately prior to the consummation of such corporate transaction for no consideration, or (iv) the termination of an award in exchange for a payment in an amount equal to the excess of (1) the fair market value of the shares of our common stock subject to such awards as of the closing date of such corporate transaction over or (2) the exercise price or purchase price paid or to be paid for the shares subject to the awards. The 2017 Plan Administrator will not be obligated to treat similarly all awards, all awards a participant holds, all awards of the same type, or all portions of awards.

Transferability. The 2017 Plan generally does not allow for the transfer or assignment of awards other than by will or by the laws of descent and distribution, or, at the discretion of the 2017 Plan Administrator by gift to an immediate family member or to trusts for the benefit of family members.

Plan Amendment or Termination. Our board of directors may amend, alter, suspend, or terminate the 2017 Plan at any time and for any reason, provided that stockholder approval is obtained where such approval is required by applicable law.

2025 Employee Stock Purchase Plan

Our board of directors adopted our ESPP in August 2025 and our stockholders approved our ESPP in September 2025. The ESPP became effective in connection with our IPO. The purpose of the ESPP is to secure and retain the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Our ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase our ordinary shares in a manner that may qualify for favorable tax treatment under Section 423 of the Code. The other component permits the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.

Share Reserve. The ESPP authorizes the issuance of 201,000 shares of our common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, beginning on January 1, 2026 (assuming the ESPP becomes effective in 2025) through January 1, 2035, by the lesser of (i) 1% of the total number of shares of our capital stock on a fully diluted basis on the last day of the calendar month before the date of the automatic increase, and (ii) 402,000 shares; provided that before the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration. Our board of directors, or a duly authorized committee thereof, will administer our ESPP. Our board of directors may delegate concurrent authority to administer the ESPP to our compensation and management development committee under the terms of the compensation and management development committee’s charter. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (i) 85% of the fair market value of a share of our common stock on the first date of an offering; or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (i) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year or (ii) continuous employment with us or one of our affiliates for a minimum period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the board of directors will make appropriate adjustments to: (i) the number of shares reserved under the ESPP; (ii) the maximum number of shares by which the share reserve may increase automatically each year; (iii) the number of shares and purchase price of all outstanding purchase rights; and (iv) the number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions. In the event of certain significant corporate transactions (as defined in the ESPP), including: (i) a sale of all or substantially all of our assets; (ii) the sale or disposition of more than 50% of our outstanding securities; (iii) the consummation of a merger or consolidation where we do not survive the transaction; and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days before such corporate transaction, and such purchase rights will terminate immediately.

ESPP Amendment or Termination. Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation limits the liability of our current and former directors and officers for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors and officers of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors or officers, except liability for:

•	any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	as a director, unlawful payments of dividends or unlawful stock repurchases or redemptions;

•	as an officer, derivative claims brought on behalf of the corporation by a stockholder; or

•	any transaction from which the director or officer derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation will authorize us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding.

We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, executive officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a Rule 10b5-1 plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, or MNPI subject to compliance with the terms of our insider trading policy and any applicable 10b5-1 guidelines.

Policies and Practices Related to the Grant of Certain Equity Awards

From time to time, we grant stock options to our employees, including the named executive officers, and to our non-employee directors. Historically, we have granted new-hire option awards on or soon after a new-hire’s employment start date and refresh, promotion or retention option grants when and as determined by our board of directors. We do not maintain any written policies on the timing of awards of stock options or similar instruments with option-like features. Our board of directors considers whether there is any MNPI about us when determining the timing of stock option grants and will not seek to time the award of stock options in relation to our public disclosure of MNPI and we do not time the public release of MNPI for the purpose of affecting the value of executive compensation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2024 to which we were or will be a participant, in which:

•	the amount involved in the transaction exceeded or will exceed the lesser of (i) $120,000 and (ii) 1% of the average of our total assets as of the end of the last two completed fiscal years; and

•

any of our then directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of these individuals or entities, which we collectively refer to as our related parties, had or will have a direct or indirect material interest.

Initial Public Offering

In September 2025, we closed our IPO, pursuant to which we issued and sold 21,850,000 shares of our common stock, including full exercise of the underwriters’ option to purchase 2,850,000 additional shares, at a price to the public of $15.00 per share. The following table sets forth the aggregate cash purchase price paid by our related persons and the number of shares of our common stock issued in consideration of such amounts:

	Shares of Common Stock (#)	Total Purchase Price ($)
Entities affiliated with Deep Track Capital, LP(1)	2,666,666	39,999,990
Entities affiliated with Pontifax(2)	1,000,000	15,000,000
Entities affiliated with Vida Ventures(3)	333,333	4,999,995
TCG Crossover Fund II, L.P.(4)	1,333,333	19,999,995

(1)	Rebecca Luse, a member of our board of directors, is a Principal of Deep Track Capital.
(2)	Ran Nussbaum, a member of our board of directors, is a Managing Partner and the Co-Founder of Pontifax.
(3)	Rajul Jain, M.D. is a Managing Director of Vida Ventures and resigned as a member of our board of directors in connection with our IPO.
(4)	Chen Yu, M.D. is a Founder and Managing Partner of TCG Crossover Fund and resigned as a member of our board of directors in connection with our IPO.

2026 Private Placement

Entities affiliated with Deep Track Capital, LP, Commodore Capital Master LP, TCG Crossover Fund II, L.P. and Trails Edge Biotechnology Master Fund, LP were beneficial owners of more than 5% of our capital stock immediately prior to the closing of the Private Placement and purchased shares of our common stock or pre-funded warrants in the Private Placement. For more information regarding the investors’ beneficial ownership, see sections titled “Principal Stockholders” and “Selling Stockholders”. In connection with the Private Placement, we also entered into a registration rights agreement with investors thereto, including the purchasers listed above.

Investor Agreements

In connection with our preferred stock financings, we entered into investors’ rights, right of first refusal and co-sale, and voting agreements, which contain, among other things, registration rights, information rights, voting rights, and rights of first refusal, with certain holders of our capital stock. These agreements terminated upon the closing of our IPO, except for the registration rights granted under our investors’ rights agreement, as more fully described in the section titled “Description of Capital Stock—Registration Rights.” See also the section titled “Principal Stockholders” for additional information regarding beneficial ownership of our capital stock.

Equity Grants

We have granted stock options and restricted stock awards to our executive officers and certain members of our board of directors. For more information regarding the options granted to our executive officers and directors, see the sections titled “Management—Non-Employee Director Compensation” and “Executive Compensation.”

Indemnification Agreements

Our amended and restated certificate of incorporation contain provisions limiting the liability of directors and officers, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees when determined appropriate by the board.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. For more information regarding these agreements, see the section titled “Executive Compensation—Limitation of Liability and Indemnification.”

Policies and Procedures for Transactions with Related Persons

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration, and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants involving an amount that exceeds $120,000 or, if less, 1% of the average of our total assets for the last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director will not be covered by this policy. A related person will be any executive officer, director, nominee to become a director or a beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review, consideration, and approval or ratification. The presentation must include a description of, among other things, all of the parties thereto, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction, and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer, and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

All of the transactions described in this section were entered into prior to the adoption of this policy. Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to our board of directors. Our board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our stockholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock as of March 23, 2026 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of March 23, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe based on information provided to us, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

The table lists applicable percentage ownership based on 28,674,827 shares of common stock outstanding as of March 23, 2026.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o LB Pharmaceuticals Inc, One Pennsylvania Plaza, Suite 1025, New York, NY 10119.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
Entities affiliated with Deep Track Capital, LP(1)	3,352,804	11.7%
RA Capital Healthcare Fund, L.P.(2)	2,208,604	7.7%
Commodore Capital Master LP(3)	1,972,369	6.8%
TCG Crossover Fund II, L.P.(4)	1,839,489	6.4%
Trails Edge Biotechnology Master Fund, LP(5)	1,728,022	6.0%
JPMorgan Chase & Co.(6)	1,611,482	5.6%
Named Executive Officers and Directors:
Heather Turner(7)	68,835	*
Gad Soffer(8)	8,403	*
Anna Eramo, M.D.(9)	24,388	*
Scott Garland(10)	11,503	*
Rebecca Luse	—	—
Ran Nussbaum(11)	1,411,681	4.9%
Zachary Prensky(12)	103,972	*
Robert R. Ruffolo, Jr., Ph.D., D.Sc. (h), D.Eng. (h), F.C.P.P(13)	10,700	*
Rekha Hemrajani(14)	—	—
William Kane(15)	—	—
Robert A. Lenz, M.D., Ph.D.	—	—
All current directors and executive officers as a group (14 persons)(16)	1,671,467	5.8%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 2,686,138 shares of common stock held by Deep Track Biotechnology Master Fund, Ltd., or Master Fund, and (ii) 666,666 shares of common stock held by Deep Track Special Opportunities Fund, LP, or Special Opportunities Fund. In addition to the foregoing, as of March 23, 2026, Master Fund and Special Opportunities Fund held pre-funded warrants to purchase up to 378,444 and 93,925 shares of our common stock, respectively, which are excluded from the amount reported above as beneficially owned because they are subject to limitations on exercisability if such exercise would result in beneficial ownership of more than 9.99% of our outstanding shares of common stock. David Kroin is the managing member of Deep Track Capital GP, LLC, or the General Partner. The General Partner is the general partner of Deep Track Capital, LP., or the Investment Manager. The Investment Manager is the Investment Manager for Deep Track Biotechnology Master Fund, Ltd. and for Deep Track Special Opportunities Fund, LP. The address of the fund is c/o Deep Track Capital L.P., 200 Greenwich Ave, 3rd Floor, Greenwich CT, 06830.

(2)

Based upon a Schedule 13G/A filed with the SEC on February 17, 2026. RA Capital Healthcare Fund GP, LLC, or RA Healthcare, is the general partner of RA Capital Healthcare Fund, L.P. The general partner of RA Capital Management, L.P., or RA Capital, is RA Capital Management GP, LLC, of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the controlling persons. RA Capital serves as investment adviser for RA Healthcare and may be deemed a beneficial owner, for purposes of Section 13(d) of the Exchange Act, of any of our securities held by RA Healthcare. RA Healthcare has delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in RA Healthcare’s portfolio, including the shares of our common stock. Because RA Healthcare has divested itself of voting and investment power over the reported securities it holds and may not revoke that delegation on less than 61 days’ notice, RA Healthcare disclaims beneficial ownership of the securities it holds for purposes of Section 13(d) of the Exchange Act and therefore disclaim any obligation to report ownership of the reported securities under Section 13(d) of the Exchange Act. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners for purposes of Section 13(d) of the Exchange Act. RA Capital, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of the securities other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act. The address of the entities listed above is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116. For information regarding RA Capital Management, L.P. and its affiliates.

(3)

Consists of (i) 1,500,000 shares of common stock and (ii) 472,369 shares of common stock issuable upon exercise of Pre-Funded Warrants. Commodore Capital LP is the investment manager to Commodore Capital Master LP and may be deemed to beneficially own the securities held by Commodore Capital Master LP. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital LP and exercise investment discretion with respect to these securities. Commodore Capital LP and Commodore Capital Master LP have shared voting and dispositive power with respect to these securities. The address of Commodore Capital LP and Commodore Capital Master LP is 444 Madison Avenue, 35th Floor, New York, NY 10022. The shares of common stock issuable upon exercise of Pre-Funded Warrant held by Commodore Capital Master LP are subject to a beneficial ownership limitation of 9.99%.

(4)

TCG Crossover GP II, LLC is the general partner of TCG Crossover Fund II, L.P. and may be deemed to have voting, investment, and dispositive power with respect to these securities. Chen Yu is the sole managing member of TCG Crossover GP II, LLC and may be deemed to share voting, investment and dispositive power with respect to these securities. Dr. Yu disclaims beneficial ownership over the shares held by TCG Crossover Fund II, L.P., except to the extent of his pecuniary interest therein. The business address for TCG Crossover GP II LLC, TCG Crossover Fund II, L.P. and Dr. Yu is 245 Lytton Ave., Suite 350, Palo Alto, CA 94301.

(5)

Trails Edge Capital Partners, LP, or Trails Edge, is the investment manager to Trails Edge Fund. Ortav Yehudai is the Chief Investment Officer of Trails Edge and disclaims beneficial ownership of any of the shares of common stock held by Trails Edge Fund except to the extent of his pecuniary interest therein. The address of the foregoing entities is 3445 Peachtree Road NE, Suite 900, Atlanta, GA 30326.

(6)	Based upon a Schedule 13G filed with the SEC on January 21, 2026 by JPMorgan Chase & Co. or JPMorgan Chase. For these purposes, JPMorgan Chase has sole voting power with respect to 1,471,295 shares and sole dispositive power with respect to 1,611,482 shares. The address of the foregoing entity is 270 Park Avenue, New York, NY 10017.
(7)	Consists of shares of common stock issuable upon the exercise of options held by Ms. Turner that are exercisable within 60 days of March 23, 2026.
(8)	Consists of shares of common stock issuable upon the exercise of options held by Mr. Soffer that are exercisable within 60 days of March 23, 2026.
(9)	Consists of (i) 3,585 shares of common stock and (ii) 20,803 shares of common stock issuable upon the exercise of options held by Dr. Eramo that are exercisable within 60 days of March 23, 2026.
(10)	Consists of shares of common stock issuable upon the exercise of options held by Mr. Garland that are exercisable within 60 days of March 23, 2026.
(11)

Consists of (i) 898,201 shares of common stock held by Pontifax (Israel) VI Limited Partnership, or Pontifax Israel and (ii) 513,480 shares of common stock held by Pontifax (Cayman) VI Limited Partnership, or Pontifax Cayman. Pontifax Israel and Pontifax Cayman are collectively referred to as the Pontifax Entities. Pontifax VI G.P. L.P., or Pontifax VI G.P., is the general partner of each of the Pontifax Entities and Pontifax Management IV G.P. (2015) Ltd., or Pontifax Management, is the general partner of Pontifax VI G.P. Messrs. Tomer Kariv and Ran Nussbaum are the Managing Partners of Pontifax Management and, as a result, may be deemed to share voting and investment power with respect to the shares held by each of the Pontifax Entities. The address of each of the Pontifax Entities is c/o The Pontifax Group, 14 Shenkar Street, Herzelia, Israel.

(12)

Consists of (i) 61,274 shares of common stock beneficially held by Mr. Prensky, and (ii) 42,698 shares of common stock issuable upon the exercise of options held by Mr. Prensky that are exercisable within 60 days of March 23, 2026.

(13)	Consists of (i) 2,365 shares of common stock and (ii) 8,335 shares of common stock issuable upon the exercise of options held by Dr. Ruffolo that are exercisable within 60 days of March 23, 2026.
(14)	Consists of shares of common stock issuable upon the exercise of options held by Ms. Hemrajani that are exercisable within 60 days of March 23, 2026.
(15)	Consists of shares of common stock issuable upon the exercise of options held by Mr. Kane that are exercisable within 60 days of March 23, 2026.
(16)

Consists of (i) 1,489,147 shares of common stock beneficially owned by our current executive officers and directors, and (ii) 182,320 shares of common stock issuable upon common stock issuable upon the exercise of options held by our current executive officers and directors within 60 days of March 23, 2026.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation, or restated certificate, and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

The restated certificate authorizes us to issue up to 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

Common Stock

Voting

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding-up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights, Preferences, and Privileges

Holders of common stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to designate and issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or delaying, deferring or preventing a change in control of us, which might harm the market price of our common stock.

Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. We have no shares of preferred stock outstanding and has no current plans to issue any shares of preferred stock.

Warrants

Class A Warrants

In November 2018 and March 2019, we issued warrants to certain investors to purchase shares of our common stock at an exercise price per share of $64.14, subject to adjustment as set forth in the warrant, or the Class A Warrants. In August 2023, in conjunction with our Series C financing, we modified the outstanding Class A Warrants and reduced the exercise price to $0.28. As of December 31, 2025, Class A Warrants to purchase up to 24,687 shares of common stock remained unexercised and outstanding. The Class A Warrants include a cashless exercise feature allowing the holder to receive shares underlying the applicable Class A Warrant in an amount reduced by the aggregate amount of the exercise price that would have been payable upon exercise of the applicable Class A Warrant for such shares. Each Class A Warrant is exercisable until the 10th anniversary from its issuance date. The Class A Warrants include anti-dilution protection provisions, subject to certain exceptions, relating to subsequent sales of shares of common stock at an issuance price per share that is less than the then-effective exercise price of the Class A Warrants. The warrant holder is not a stockholder and has none of the rights of a stockholder until the warrant is exercised and the shares of common stock are issued upon exercise.

Class B Warrants

In November 2018 and March 2019, we issued warrants to certain investors to purchase shares of common stock at an exercise price per share of $64.14, subject to adjustment as set forth in the warrant, or the Class B Warrants. In August 2023, in conjunction with our Series C financing, we modified the outstanding Class B Warrants and reduced the exercise price to $0.28. As of December 31, 2025, Class B Warrants to purchase up to 31,373 shares of common stock remained unexercised and outstanding. The Class B Warrants include a cashless exercise feature allowing the holder to receive shares underlying the applicable Class B Warrant in an amount reduced by the aggregate amount of the exercise price that would have been payable upon exercise of the applicable Class B Warrant for such shares. Each Class B Warrant became exercisable in May 2022 and will remain exercisable until the 10th anniversary from its issuance date. The Class B Warrants include anti-dilution protection provisions, subject to certain exceptions, relating to subsequent sales of shares of common stock at an issuance price per share that is less than the then-effective exercise price of the Class B Warrants. The warrant holder is not a stockholder and has none of the rights of a stockholder until the warrant is exercised and the shares of common stock are issued upon exercise.

Series B-1 Warrants

In May 2022, we issued warrants to certain investors to purchase shares of common stock at an exercise price per share of $104.56, subject to adjustment as set forth in the warrant, or the Series B-1 Warrants. In August 2023, in conjunction with our Series C financing, we modified the outstanding Series B-1 Warrants, reducing the exercise price to $0.28. As of December 31, 2025, Series B-1 Warrants to purchase up to 2,557 shares of common stock remained unexercised and outstanding. Series B-1 Warrants include a cashless exercise feature allowing the holder to receive shares underlying the applicable Series B-1 Warrant in an amount reduced by the aggregate amount of the exercise price that would have been payable upon exercise of the applicable Series B-1 Warrant for such shares. Each Series B-1 Warrant is exercisable until its expiration in May 2027. The Series B-1 Warrants include anti-dilution protection provisions, subject to certain exceptions, relating to subsequent sales of shares of our common stock at an issuance price per share that is less than the then-effective exercise price of the Series B-1 Warrants. The warrant holder is not a stockholder and has none of the rights of a stockholder until the warrant is exercised and the shares of common stock are issued upon exercise.

Maxim Warrants

In August 2023, we issued warrants to Maxim Group LLC to purchase shares of our common stock at an exercise price per share of $0.28, subject to adjustment as set forth in the warrant, or the Maxim Warrants, which are currently held by Maxim Partners LLC. As of December 31, 2025, the Maxim Warrants to purchase up to 54,813 shares of our common stock remained unexercised and outstanding. The Maxim Warrants include a cashless exercise feature allowing the holder to receive shares underlying the Maxim Warrant in an amount reduced by the aggregate amount of the exercise price that would have been payable upon exercise of the Maxim Warrant for such shares. Each Maxim Warrant is exercisable until its expiration in August 2033. The Maxim Warrants include anti-dilution protection provisions, subject to certain exceptions, relating to subsequent sales of shares of our common stock at an issuance price per share that is less than the then-effective exercise price of the Maxim Warrants. The warrant holder has certain demand and piggyback registration rights.

New Series B Warrants

In August 2023, we issued warrants to certain investors to purchase shares of common stock at an exercise price per share of $41.83, subject to adjustment as set forth in the warrant, or the New Series B Warrants. As of December 31, 2025, New Series B Warrants to purchase up to 3,509 shares of our common stock remained unexercised. The New Series B Warrants include a cashless exercise feature allowing the holder to receive shares underlying the applicable New Series B Warrant in an amount reduced by the aggregate amount of the exercise price that would have been payable upon exercise of the applicable New Series B Warrant for such shares. Each New Series B Warrant is exercisable until its expiration in August 2028. The New Series B Warrants include anti-dilution protection provisions, subject to certain exceptions, relating to subsequent sales of shares of common stock at an issuance price per share that is less than the then-effective exercise price of the New Series B Warrants. The warrant holder is not a stockholder and has none of the rights of a stockholder until the warrant is exercised and the shares of common stock are issued upon exercise.

Registration Rights

Certain holders of shares of our common stock are entitled to rights with respect to the registration of these securities under the Securities Act of 1933, as amended, or the Securities Act. These rights are provided under the terms of an amended and restated investors’ rights agreement by and among us and certain of our stockholders and holders of its outstanding warrants, as applicable. These shares are collectively herein referred to as registrable securities.

The amended and restated investors’ rights agreement includes demand registration rights, short-form registration rights and piggyback registration rights. The demand, short form, and piggyback registration rights described below will generally expire no later than three years after the completion of our IPO, upon the closing of a deemed liquidation event, or with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 of the Securities Act during any three-month period.

Demand Registration Rights

At any time beginning March 10, 2026, the holders of the registrable securities will be entitled to certain demand registration rights. Upon the request of holders of at least 60% of the registrable securities then outstanding, we will be required to register all or a portion of their shares, subject to certain specified exceptions. Such request for registration must cover registrable securities then outstanding having an aggregate offering price in excess of $15.0 million after deducting certain selling expenses. We are not obligated to take any action in response to such request (i) during the period that is estimated to be 60 days before and 180 days after the effective date of a Company-initiated registration, (ii) if we have already effected one registration pursuant to such requests for registration on Form S-1, or (iii) if the initiating holders propose to register securities that may be immediately registered on Form S-3.

Additionally, if we determine that it would be materially detrimental to us and our stockholders for such registration statement to either become effective or remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving us, (ii) require making a premature disclosure of material information that we have a bona fide business purpose for preserving as confidential, or (iii) render us unable to comply with requirements under the Securities Act or Exchange Act to effect such a demand registration, then we have the right to defer such registration, not more than once in any 12-month period, for an aggregate of up to 120 days.

Piggyback Registration Rights

If we propose to register any of its securities under the Securities Act in another offering, either for its own account or for the account of other security holders, the holders of registrable securities will be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration, subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in such registration under specified circumstances.

Form S-3 Registration Rights

At any time when we are eligible to use a Form S-3 registration statement, the holders of the registrable securities then outstanding will be entitled to certain Form S-3 registration rights. Any holder of these shares can make a request that we register for offer and sale their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to certain specified exceptions. Such request for registration on Form S-3 must cover registrable securities then outstanding having an aggregate offering price in excess of $3.0 million after deducting certain selling expenses. We are not obligated to take any action in response to such request (i) during the period that is estimated to be 30 days before and 90 days after the effective date of a Company-initiated registration, or (ii) if we have already effected two registrations pursuant to such requests for registration within the preceding 12-month period.

Additionally, if we determine that it would be materially detrimental to us and our stockholders for such registration statement to either become effective or remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving us, (ii) require making a premature disclosure of material information that it has a bona fide business purpose for preserving as confidential, or (iii) render us unable to comply with requirements under the Securities Act or Exchange Act to effect such a demand registration, then we have the right to defer such registration, not more than once in any 12-month period, for an aggregate of up to 120 days.

Expenses of Registration Rights

We are required to pay all expenses, including reasonable fees and expenses, not to exceed $30,000 per registration, of one counsel to represent the selling stockholders, relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, stock transfer taxes, and any additional fees of counsel for the selling stockholders, subject to specified conditions and limitations. We are not required to pay registration expenses if a demand registration request is withdrawn at the request of a majority of holders of registrable securities to be registered, unless holders of a majority of the registrable securities agree to forfeit their right to one demand registration.

The investors’ rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the applicable registration statement attributable to us, and the selling stockholders are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them, subject to certain limitations.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, and Delaware Law

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder (in one transaction or a series of transactions);

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder;

•

any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•

permit the board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control) that may be senior to common stock;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the common stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide the board of directors into three classes with each class serving three-year staggard terms;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•

provide that special meetings of our stockholders may be called only by the chair of the board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Choice of Forum

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders; (iii) any action or proceeding asserting a claim against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Additionally, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Limitation on Liability and Indemnification Matters

See the section titled “Executive Compensation—Limitation of Liability and Indemnification.”

Listing

Our common stock is traded on the Nasdaq Global Market under the symbol “LBRX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is P.O. Box 64945, Saint Paul, MN 55164-0945.

SELLING STOCKHOLDERS

This prospectus covers the sale or other disposition by the Selling Stockholders of up to the total number of shares of our Common Stock that were issued to the Selling Stockholders (i) pursuant to the Purchase Agreement, plus the total number of shares of our Common Stock issuable upon exercise of the Pre-Funded Warrants issued to the PIPE Selling Stockholders pursuant to the Purchase Agreement, without giving effect to the Beneficial Ownership Limitation described under “Prospectus Summary—Private Placement” and (ii) pursuant to certain warrants issued to Maxim. The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our Common Stock by the Selling Stockholders as of March 23, 2026. The information in the table below with respect to each Selling Stockholder has been obtained from the respective Selling Stockholder and the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Throughout this prospectus, when we refer to the Shares being registered on behalf of the Selling Stockholders, we are referring to the shares of our Common Stock and the shares underlying the Pre-Funded Warrants issued to the applicable Selling Stockholders pursuant to the Purchase Agreement, without giving effect to the Beneficial Ownership Limitation described above, as well as shares of Common Stock held by Maxim. The Selling Stockholders may sell all, some or none of the shares of Common Stock subject to this prospectus. See “Plan of Distribution” below as it may be supplemented and amended from time to time.

The number of shares of Common Stock beneficially owned prior to the offering for each Selling Stockholder includes all shares of our Common Stock beneficially held by such Selling Stockholder as of March 23, 2026, which includes (i) all shares of our Common Stock purchased by such Selling Stockholder in the Private Placement, (ii) all shares of Common Stock issuable upon exercise of the Pre-Funded Warrants purchased by such Selling Stockholder in the Private Placement, subject to the Beneficial Ownership Limitation described under “Prospectus Summary—Private Placement” and (iii) all shares of Common Stock held by Maxim.

Other than as stated above, beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. In computing the number of shares of our Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of such Selling Stockholder, we deemed outstanding shares of Common Stock issuable upon the exercise of pre-funded warrants (regardless of whether or not such pre-funded warrants were acquired in the Private Placement) and/or warrants, as applicable, held by that Selling Stockholder that are exercisable within 60 days of March 23, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other Selling Stockholder. The percentages of shares owned before and after the offering are based on 28,674,827 shares of Common Stock outstanding as of March 23, 2026, which includes the outstanding shares of Common Stock offered by this prospectus but does not include any shares of Common Stock offered by this prospectus that are issuable pursuant to the Pre-Funded Warrants and are deemed outstanding in the table below because they are beneficially owned by a Selling Stockholder. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any Selling Stockholder named below.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock to be Beneficially Owned After Offering(2)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Entities affiliated with Deep Track Capital, LP(3)	3,352,804	11.69	472,369	3,352,804	11.50
Commodore Capital Master LP(4)	1,972,369	6.77	472,369	1,500,000	5.15
TCG Crossover Fund II, L.P.(5)	1,839,489	6.41	94,474	1,745,015	6.09
Trails Edge Biotechnology Master Fund, LP(6)	1,728,022	6.03	236,184	1,491,838	5.20

	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock to be Beneficially Owned After Offering(2)
Name of Selling Stockholder	Number	Percentage			Number	Percentage
Entities affiliated with Caligan Partners(7)	1,417,100	4.94		1,417,100	—	—
Entities affiliated with Spruce Street Capital Management LP(8)	1,376,159	4.80		236,184	1,139,975	3.98
Alyeska Master Fund, L.P.(9)	863,947	3.01		188,947	675,000	2.35
Entities affiliated with Baker Bros. Advisors LP(10)	672,369	2.31		472,369	200,000		*
Permwell Management Limited(11)	630,657	2.20		330,657	300,000	1.05
Blackwell Partners LLC - Series A(12)	611,519	2.13		219,480	392,039	1.37
Nantahala Capital Partners Limited Partnership(13)	327,545	1.14		117,559	209,986		*
Integrated Core Strategies (US) LLC(14)	281,093		*	188,947	92,146		*
Atlas Private Holdings (Cayman) Ltd.(15)	236,184		*	236,184	—	—
NCP RFM LP(16)	113,830		*	40,855	72,975		*
Maxim Partners LLC(17)	54,824		*	54,813	11		*

*	Represents beneficial ownership of less than 1%.
(1)

The number of shares of our Common Stock in the column “Number of Shares of Common Stock Being Offered” represents all of the shares of our Common Stock that a Selling Stockholder may offer and sell from time to time under this prospectus.

(2)

We do not know when or in what amounts a Selling Stockholder may offer shares for sale. The Selling Stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed no further acquisitions of shares of Common Stock (or securities exercisable or convertible into Common Stock) by the Selling Stockholders and that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders, including Common Stock issuable upon exercise of the Pre-Funded Warrants issued in the Private Placement.

(3)

Consists of (i)(a) 2,686,138 shares of common stock held by Deep Track Biotechnology Master Fund, Ltd. and (b) 378,444 shares of common stock issuable upon exercise of Pre-Funded Warrants purchased by Deep Track Biotechnology Master Fund, Ltd. in the Private Placement, (ii)(a) 666,666 shares of common stock held by Deep Track Special Opportunities Fund, LP and (b) 93,925 shares of common stock issuable upon exercise of Pre-Funded Warrants purchased by Deep Track Special Opportunities Fund, LP in the Private Placement. David Kroin is the managing member of Deep Track Capital GP, LLC, or the General Partner. The General Partner is the general partner of Deep Track Capital, LP., or the Investment Manager. The Investment Manager is the Investment Manager for Deep Track Biotechnology Master Fund, Ltd. and for Deep Track Special Opportunities Fund, LP. The address of the fund is c/o Deep Track Capital L.P., 200 Greenwich Ave, 3rd Floor, Greenwich CT, 06830. The shares of common stock issuable upon exercise of the Pre-Funded Warrants held by each of Deep Track Biotechnology Master Fund, Ltd. and Deep Track Special Opportunities Fund, LP are subject to a Beneficial Ownership Limitation of 9.99% and are excluded from the amount reported above as beneficially owned prior to the Offering.

(4)

Consists of (i) 1,500,000 shares of common stock held by Commodore Capital Master LP and (ii) 472,369 shares of common stock issuable upon exercise of Pre-Funded Warrants purchased by Commodore Capital Master LP in the Private Placement. Commodore Capital LP is the investment manager to Commodore Capital Master LP and may be deemed to beneficially own the securities held by Commodore Capital Master LP. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital

LP and exercise investment discretion with respect to these securities. Commodore Capital LP and

Commodore Capital Master LP have shared voting and dispositive power with respect to these securities. The address of Commodore Capital LP and Commodore Capital Master LP is 444 Madison Avenue, 35th Floor, New York, NY 10022. The shares of common stock issuable upon exercise of Pre-Funded Warrant held by Commodore Capital Master LP are subject to a Beneficial Ownership Limitation of 9.99%.
(5)

Consists of (i) 1,745,015 shares of common stock held by TCG Crossover Fund II, L.P. and (ii) 94,474 shares of common stock purchased by TCG Crossover Fund II, L.P. in the Private Placement. TCG Crossover GP II, LLC is the general partner of TCG Crossover Fund II, L.P. and may be deemed to have voting, investment, and dispositive power with respect to these securities. Chen Yu is the sole managing member of TCG Crossover GP II, LLC and may be deemed to share voting, investment and dispositive power with respect to these securities. Each of TCG Crossover GP II, LLC and Chen Yu disclaims beneficial ownership over the shares held by TCG Crossover Fund II, L.P., except to the extent of their respective pecuniary interest therein. The principal business address for TCG Crossover GP II LLC, TCG Crossover Fund II, L.P. and Chen Yu is c/o TCG Crossover Management, LLC, 245 Lytton Ave., Suite 350, Palo Alto, CA 94301.

(6)

Consists of (i) 1,491,838 shares of common stock held by Trails Edge Biotechnology Master Fund, LP, or Trails Edge Fund and (ii) 236,184 shares of common stock purchased by Trails Edge Biotechnology Master Fund, LP in the Private Placement. Trails Edge Capital Partners, LP, or Trails Edge, is the investment manager to Trails Edge Fund. Ortav Yehudai is the Chief Investment Officer of Trails Edge and disclaims beneficial ownership of any of the shares of common stock held by Trails Edge Fund except to the extent of his pecuniary interest therein. The address of the foregoing entities is 3445 Peachtree Road NE, Suite 900, Atlanta, GA 30326.

(7)

Consists of 1,417,100 shares purchased by Caligan Partners Master Fund, or the Caligan Fund, and certain related managed accounts. Caligan Partners LP, or Caligan, serves indirectly as the investment manager to the Caligan Fund and the managed accounts. David Johnson is the Managing Partner of Caligan and Managing Member of Caligan Partners GP LLC, the general partner of Caligan, and may be deemed to have voting and investment power over the securities held by Caligan and the Caligan Fund. The principal business address for each of the entities and individual referenced in this footnote is c/o Caligan Partners LP, 780 Third Avenue, 30th Floor, New York, New York 10017.

(8)

Consists of (i)(a) 940,057 shares of common stock held by Spruce Street Capital Master Fund LP, or Spruce Street Fund and (b) 194,761 shares of common stock purchased by Spruce Street Master Fund in the Private Placement, and (ii)(a) 199,918 shares of common stock held by a separate account managed by Spruce Street Capital LP, or the Account, and (b) 41,423 shares of common stock purchased by the Account in the Private Placement. Spruce Street Capital LP, or Spruce Street, is the investment manager of the Spruce Street Master Fund and the Account. Simon Basseyn and Alex Rosen are the managing partners of Spruce Street. These individuals may be deemed to have shared voting and investment power of the securities held by Spruce Street Master Fund and the Account. Each of these individuals will disclaim beneficial ownership of such securities, except to the extent of his or her pecuniary interest therein. The address of each of the entities is 777 Third Avenue, Suite 1704, New York, NY 10017.

(9)

Consists of (i) 675,000 shares of common stock previously held and (ii) 188,947 shares of common stock purchased in the Private Placement. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., or Alyeska, has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. The registered address of Alyeska Master Fund, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, IL 60601.

(10)

Consists of (i)(a) 183,111 shares of common stock held by Baker Brothers Life Sciences, L.P. and (b) 446,840 shares of common stock issuable upon exercise of Pre-Funded Warrants purchased by Baker Brothers Life Sciences, L.P. in the Private Placement, and (ii)(a) 16,889 shares of common stock held by 667, L.P. and (b) 25,529 shares of common stock issuable upon exercise of Pre-Funded Warrants purchased by 667, L.P. in the Private Placement. 667, L.P. and Baker Brothers Life Sciences, L.P. are under the advisement of Baker Bros. Advisors LP. Baker Bros. Advisors (GP) LLC is the sole general partner of

Baker Bros. Advisors LP. Julian C. Baker and Felix. J. Baker are managing members of Baker Bros. Advisors (GP) LLC. The principal business address of the beneficial owners is 860 Washington Street, 3rd Floor, New York, NY 10014. The shares of common stock issuable upon exercise of the Pre-Funded Warrants held by each of 667, L.P. and Baker Brothers Life Sciences, L.P. are subject to a Beneficial Ownership Limitation of 4.99%.
(11)

Consists of (i) 300,000 shares of common stock previously held and (ii) 330,657 shares of common stock purchased in the Private Placement. Permwell Management Limited, or Permwell, is wholly-owned by NF Investment Holdings Limited, or NFIHL. The members of the Executive Committee of Nan Fung Group Holdings Limited, or NFGHL, make investment decisions with respect to the securities held by Permwell. Kam Chung Leung, Frank Kai Shui Seto, Vincent Sai Sing Cheung, Pui Kuen Cheung, Vanessa Tih Lin Cheung, Meng Gao, Hequing Huang and Chun Wai Nelson Tang are the members of the Executive Committee of NFGHL. The principal business address of NFGHL and Permwell is 23rd Floor, Nan Fung Tower, 88 Connaught Road Central and 173 Des Voeux Road Central, Central, Hong Kong. The registered office address of NFIHL is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Island.

(12)

Consists of (i) 392,039 shares of common stock previously held and (ii) 219,480 shares of common stock purchased in the Private Placement. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. Wilmot B. Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The address of Blackwell Partners LLC - Series A is c/o Nantahala Capital Management, LLC, 130 Main St. 2nd Floor, New Canaan, CT 06840.

(13)

Consists of (i) 209,986 shares of common stock previously held and (ii) 117,559 shares of common stock purchased in the Private Placement. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. Wilmot B. Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The address of Nantahala Capital Partners Limited Partnership is 130 Main St. 2nd Floor, New Canaan, CT 06840.

(14)

Consists of (i) 92,146 shares of common stock previously held and (ii) 188,947 shares of common stock purchased in the Private Placement. The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by Integrated Core Strategies (US) LLC. The address for Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 399 Park Avenue, New York, NY 10022.

(15)

Balyasny Asset Management L.P. is the investment adviser of Atlas Private Holdings (Cayman) Ltd. Dmitry Balyasny, via intermediate entities, manages Balyasny Asset Management L.P. and has voting and investment control over the reported securities. The address for Atlas Private Holdings (Cayman) Ltd. and Balyasny Asset Management L.P. is 444 West Lake Street, 50th Floor, Chicago, IL 60606.

(16)

Consists of (i) 72,975 shares of common stock previously held and (ii) 40,855 shares of common stock purchased in the Private Placement. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. Wilmot B. Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The address of NCP RFM LP is 130 Main St. 2nd Floor, New Canaan, CT 06840.

(17)

Maxim Partners LLC, or Maxim Partners, is the record and beneficial owner of our securities. MJR Holdings LLC is the managing member of Maxim Partners. Cliff Teller is the Chief Executive Officer of MJR Holdings LLC and, has dispositive power over the securities held by Maxim Partners. Mr. Teller disclaims beneficial ownership over any securities owned by Maxim Partners and MJR Holdings LLC except to the extent of his pecuniary interest therein. The business address for Maxim Partners LLC is 300 Park Avenue, 16th Floor, New York, New York, 10022.

Relationships with the Selling Stockholders

As discussed in greater detail above under the section titled “Prospectus Summary—Private Placement,” in February 2026, we entered into the Purchase Agreement with the PIPE Selling Stockholders, pursuant to which we sold and issued shares of our Common Stock and Pre-Funded Warrants to purchase shares of our Common Stock and agreed to file a registration statement with the SEC to cover the resale by the PIPE Selling Stockholders of the shares of our Common Stock, including the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, issued pursuant to the Purchase Agreement.

None of the Selling Stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years except as hereinafter described. Prior to the Private Placement, TCG Crossover Fund II, L.P., Trails Edge Biotechnology Master Fund, LP, Commodore Capital Master LP and entities affiliated with Deep Track Capital, LP have been beneficial owners of more than 5% of our Common Stock. Entities affiliated with Deep Track Capital, LP are affiliates of Rebecca Luse, a member of our board of directors since August 2023.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of the shares of our common stock to which this prospectus relates. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address any tax consequences arising under any state, local or non-U.S. tax laws, any estate, gift or other U.S. federal tax laws other than income tax laws, and does not address the potential application of the Medicare contribution tax on net investment income, any alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based on the Code and applicable Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested nor do we intend to request a ruling from the IRS, or an opinion of counsel, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders that purchase the shares of our common stock to which this prospectus relates and that hold such shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	certain former citizens or long-term residents of the United States;

•	partnerships or other pass-through entities or arrangements (and investors therein);

•	“controlled foreign corporations” or “passive foreign investment companies;”

•	persons who have elected to mark securities to market;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	banks, financial institutions, investment funds, insurance companies, or brokers or dealers in securities or foreign currencies;

•	tax-exempt organizations, governmental organizations, or tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock at any time (other than as expressly provided below);

•	persons that acquired our common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

•	persons who acquire our common stock through the exercise of options or otherwise as compensation for services; and

•	persons holding our common stock as part of a hedging or conversion transaction, straddle, synthetic security, constructive sale, or other risk reduction strategy or integrated investment.

If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY U.S. FEDERAL NON-INCOME TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is neither a “U.S. holder” nor a partnership (including any entity or arrangement treated as a partnership or that is disregarded from its owner) for U.S. federal income tax purposes. A U.S. holder is any beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) that have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Distributions on Our Common Stock

As discussed under the “Dividend Policy” section of this prospectus, we have never declared or paid any cash dividends on our common stock, and we do not intend to pay cash dividends on our common stock for the foreseeable future. However, if we make cash or other property distributions on our common stock (other than certain pro rata distributions of our stock), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will constitute a return of capital and will first be applied against and reduce the non-U.S. holder’s tax basis in our common stock, but not below zero. Any amount distributed in excess of tax basis will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described in the section titled “Gain on Sale or Other Taxable Disposition of Our Common Stock” below.

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code, the Treasury Regulations thereunder, and other official guidance relating thereto (commonly referred to as “FATCA”), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty). To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the applicable withholding agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and are attributable to such non-U.S. holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder generally will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition (as calculated pursuant to Section 7701(b) of the Code), and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale or other taxable disposition or the non-U.S. holder’s holding period for our common stock.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not currently, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes, although there can be no assurance in this regard. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax so long as (a) the non-U.S. holder owned, directly, indirectly, and constructively, no more than 5% of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (b) our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate on gain realized upon the sale or other taxable disposition of our common stock which may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required (because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty) and regardless of whether such distributions constitute dividends. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of distributions on or the gross proceeds of a disposition of our common stock provided that the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a United States person that is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, non-U.S. holders are urged to consult their U.S. tax advisors regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity, or an exemption applies. An intergovernmental agreement between the United States and an applicable non-U.S. country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock. The U.S. Treasury released proposed Treasury Regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors are urged to consult with their tax advisors regarding the potential implications of FATCA on their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT AND PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	distributions to members, partners, stockholders or other equityholders of the Selling Stockholders;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from an offering of securities under the prospectus. Upon any exercise of the Pre-Funded Warrants by payment of cash, however, we will receive the exercise price of the Pre-Funded Warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the Selling Stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus pursuant to Rule 144 or pursuant to this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, New York, New York.

EXPERTS

The financial statements of the LB Pharmaceuticals Inc (the Company) as of December 31, 2025 and 2024 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information reporting requirements of the Exchange Act and we file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information will be available at www.sec.gov. We also maintain a website at https://lbpharma.us/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with or furnished to the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026;

•	Our Current Reports on Form 8-K filed with the SEC on February 5, 2026, March 10, 2026 and March 16, 2026 (each to the extent the information in such reports is filed and not furnished); and

•

The description of our common stock in our registration statement on Form 8-A filed with the SEC on September  9, 2025, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

In addition, all documents subsequently filed by us (excluding any information furnished rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at One Pennsylvania Plaza, Suite 1025, New York, NY 10119, Attention: Corporate Secretary, or by telephoning us at (212) 605-0300. In addition, copies of the documents incorporated herein by reference may be accessed at our website at https://ir.lbpharma.us. The reference to our website address does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Up to 4,778,491 Shares of Common Stock

Prospectus

April 14, 2026